Exhibit 99.3

SERVICE CORPORATION INTERNATIONAL

CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share amounts)

	Years ended December 31,
	2003	2002	2001
		(Restated)	(Restated)
		note 2	note 2
Revenues	$2,328,425	$2,312,439	$2,489,005
Costs and expenses	(1,966,460)	(1,950,430)	(2,166,220)

Gross profits	361,965	362,009	322,785
General and administrative expenses	(178,105)	(89,752)	(70,309)
Gains and impairment (losses) on dispositions, net	49,366	(161,510)	(482,466)
Other operating expenses	(9,004)	(94,910)	(931)

Operating income (loss)	224,222	15,837	(230,921)
Interest expense	(142,735)	(160,872)	(210,857)
Other income, net	29,732	25,185	23,161

Income (loss) from continuing operations before income taxes and cumulative effects of accounting changes	111,219	(119,850)	(418,617)
(Provision) benefit for income taxes	(28,666)	37,692	(45,333)

Income (loss) from continuing operations before cumulative effects of accounting changes	82,553	(82,158)	(463,950)
Income (loss) from discontinued operations (net of income tax benefit (expense) of $585, $448 and ($1,717), respectively)	2,529	(14,768)	(151,889)
Cumulative effects of accounting changes (net of income tax benefit of $11,234 and $5,318, respectively)	—	(135,560)	(7,601)

Net income (loss)	$85,082	$(232,486)	$(623,440)

Basic earnings (loss) per share:
Income (loss) from continuing operations before cumulative effects of accounting changes	$.28	$(.28)	$(1.63)
Income (loss) from discontinued operations, net of tax	—	(.05)	(.53)
Cumulative effects of accounting changes, net of tax	—	(.46)	(.03)

Net income (loss)	$.28	$(.79)	$(2.19)

Basic weighted average shares outstanding	299,801	294,533	285,127

Diluted earnings (loss) per share:
Income (loss) from continuing operations before cumulative effects of accounting changes	$.28	$(.28)	$(1.63)
Income (loss) from discontinued operations, net of tax	—	(.05)	(.53)
Cumulative effects of accounting changes, net of tax	—	(.46)	(.03)

Net income (loss)	$.28	$(.79)	$(2.19)

Diluted weighted average shares outstanding	300,790	294,533	285,127

(See notes to consolidated financial statements)

SERVICE CORPORATION INTERNATIONAL

CONSOLIDATED BALANCE SHEET
(In thousands, except share amounts)

	December 31,
	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$239,431	$200,625
Receivables, net	229,839	150,783
Inventories	136,807	136,666
Other	61,146	126,203

Total current assets	667,223	614,277

Preneed funeral contracts, net	1,229,765	1,333,673
Preneed cemetery contracts, net	1,083,035	1,163,457
Cemetery property, at cost	1,524,847	1,567,716
Property, plant and equipment, at cost, net	1,277,583	1,215,750
Assets of discontinued operations	9,318	7,165
Deferred charges and other assets	738,011	712,030
Goodwill	1,195,422	1,184,178

	$7,725,204	$7,798,246

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$449,497	$356,437
Current maturities of long-term debt	182,682	100,330
Income taxes	29,576	1,225

Total current liabilities	661,755	457,992

Long-term debt	1,519,189	1,874,093
Deferred preneed funeral revenues	1,612,347	1,711,894
Deferred preneed cemetery revenues	1,575,352	1,629,540
Deferred income taxes	418,375	435,148
Liabilities of discontinued operations	61,530	57,388
Other liabilities	349,698	305,536
Commitments and contingencies (note 12)
Stockholders’ equity:
Common stock, $1 per share par value, 500,000,000 shares authorized, 302,039,871 and 297,010,237 issued and outstanding (net of 2,469,445 and 2,516,396 treasury shares at par)	302,040	297,010
Capital in excess of par value	2,274,664	2,259,936
Accumulated deficit	(938,063)	(1,023,145)
Accumulated other comprehensive loss	(111,683)	(207,146)

Total stockholders’ equity	1,526,958	1,326,655

	$7,725,204	$7,798,246

(See notes to consolidated financial statements)

SERVICE CORPORATION INTERNATIONAL

CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)

	Years ended December 31,
	2003	2002	2001
		(Restated)	(Restated)
		note 2	note 2
Cash flows from operating activities:
Net income (loss)	$85,082	$(232,486)	$(623,440)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
(Income) loss from discontinued operations, net of tax	(2,529)	14,768	151,889
Gains on early extinguishments of debt	(1,315)	(6,660)	(7,755)
Cumulative effects of accounting changes, net of tax	—	135,560	7,601
Depreciation and amortization	161,058	179,731	236,344
Provision for deferred income taxes	4,084	106,841	55,116
(Gains) and impairment losses on dispositions, net	(49,385)	161,511	475,221
Other operating expenses	9,004	94,910	931
Payments on restructuring charges	(14,155)	(12,806)	(22,794)
Change in assets and liabilities, net of effects from acquisitions and dispositions:
(Increase) decrease in receivables	(53,630)	3,022	27,451
Decrease (increase) in other assets	67,726	(31,920)	89,906
Increase (decrease) in payables and other liabilities	163,321	(82,670)	(104,773)
Net effect of preneed funeral production and maturities	4,061	26,743	48,329
Net effect of cemetery production and deliveries	986	(7,827)	21,223
Other	(3,163)	2,619	17,755

Net cash provided by continuing operations	371,145	351,336	373,004
Net cash provided by discontinued operations	2,963	836	10,331

Net cash provided by operating activities	374,108	352,172	383,335
Cash flows from investing activities:
Capital expenditures	(115,563)	(99,875)	(74,931)
Proceeds from divestitures and sales of property and equipment	76,577	76,292	126,686
Proceeds and distributions from joint ventures and equity investments, net of cash retained	73,940	291,794	285,656
Net (deposits) withdrawals of restricted funds and other	(71,939)	58,883	(12,874)

Net cash (used in) provided by investing activities from continuing operations	(36,985)	327,094	324,537
Net cash (used in) provided by investing activities from discontinued operations	(437)	(169)	873

Net cash (used in) provided by investing activities	(37,422)	326,925	325,410
Cash flows from financing activities:
Net decrease in borrowings under credit agreements	—	(29,061)	(734,187)
Payments of debt	(90,980)	(74,234)	(166,292)
Proceeds from long-term debt issued	—	—	345,000
Early extinguishments of debt	(200,349)	(307,232)	(155,545)
Settlement of debt-related options	—	(57,000)	—
Bank overdrafts and other	(8,820)	(36,332)	(16,445)

Net cash used in financing activities from continuing operations	(300,149)	(503,859)	(727,469)
Net cash (used in) provided by financing activities from discontinued operations	—	(1,623)	31

Net cash used in financing activities	(300,149)	(505,482)	(727,438)
Effect of foreign currency	2,269	(2,282)	76

Net increase (decrease) in cash and cash equivalents	38,806	171,333	(18,617)
Cash and cash equivalents at beginning of period	200,625	29,292	47,909

Cash and cash equivalents at end of period	$239,431	$200,625	$29,292

(See notes to consolidated financial statements)

SERVICE CORPORATION INTERNATIONAL

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME
(In thousands)

				Accumulated
		Capital in		other
	Common	excess of	Accumulated	comprehensive
	stock	par value	deficit	income (loss)	Total
			(Restated)		(Restated)
			note 2		note 2
Balance at December 31, 2000 as previously reported	$272,507	$2,156,824	$(216,353)	$(237,157)	$1,975,821
Restatement (note 2)			49,134		49,134

Balance at December 31, 2000, as restated	$272,507	$2,156,824	$(167,219)	$(237,157)	$2,024,955
Comprehensive loss:
Net loss			(623,440)		(623,440)
Other comprehensive loss:
Foreign currency translation				(76,403)	(76,403)
Minimum pension liability adjustment, net				(16,629)	(16,629)
Reclassification adjustment for realized loss on foreign currency translation				38,990	38,990

Total other comprehensive loss					(54,042)

Total comprehensive loss:					(677,482)
Common Stock issued:
Stock option exercises and stock grants	627	2,367			2,994
Contributions to employee 401(k) and cash balance plan	3,576	15,559			19,135
Debenture conversions	244	5,284			5,528
Debenture extinguished using common stock	15,200	66,021			81,221

Balance at December 31, 2001	292,154	2,246,055	(790,659)	(291,199)	1,456,351
Comprehensive loss:
Net loss			(232,486)		(232,486)
Other comprehensive income:
Foreign currency translation				43,776	43,776
Minimum pension liability adjustment, net				(7,202)	(7,202)
Reclassification adjustment for realized loss on foreign currency translation				47,479	47,479

Total other comprehensive income					84,053

Total comprehensive loss					(148,433)
Common Stock issued:
Stock option exercises and stock grants	173	414			587
Contributions to employee 401(k)	4,683	13,467			18,150

Balance at December 31, 2002	297,010	2,259,936	(1,023,145)	(207,146)	1,326,655
Comprehensive income:
Net income			85,082		85,082
Other comprehensive income:
Foreign currency translation				92,507	92,507
Minimum pension liability adjustment, net				2,956	2,956

Total other comprehensive income					95,463

Total comprehensive income					180,545
Common stock issued:
Stock option exercises and other	471	1,909			2,380
Contributions to employee 401(k)	4,559	12,819			17,378

Balance at December 31, 2003	$302,040	$2,274,664	$(938,063)	$(111,683)	$1,526,958

(See notes to consolidated financial statements)

SERVICE CORPORATION INTERNATIONAL

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)

NOTE ONE

Nature of Operations

     Service Corporation International (SCI or the Company) is the world’s largest provider of funeral and cemetery services. At December 31, 2003, the Company operated 2,225 funeral service locations, 417 cemeteries and 183 crematoria located in eight countries (unaudited). Of these locations, seven funeral homes, five cemeteries and two crematoria were classified as discontinued at December 31, 2003 (unaudited). The Company also had minority interest equity investments in funeral and cemetery operations in the United Kingdom and Australia. In the fourth quarter of 2003, the Company sold its minority interest equity investment in Australia. Subsequent to December 31, 2003, the Company sold its funeral operations in France to a joint venture on March 11, 2004. The French operations consisted of 963 funeral service locations and 39 crematoria at December 31, 2003 (unaudited).

     The funeral service and cemetery operations consist of funeral service locations, cemeteries, crematoria and related businesses. Personnel at the funeral service locations provide all professional services relating to funerals, including the use of funeral facilities and motor vehicles, and preparation and embalming services. Funeral related merchandise (including caskets, coffins, burial vaults, cremation receptacles, flowers and other ancillary products and services) is sold at funeral service locations. Certain funeral service locations contain crematoria. The Company sells preneed funeral services whereby a customer contractually agrees to the terms of a funeral to be performed in the future. The Company’s cemeteries provide cemetery property interment rights (including mausoleum spaces, lots and lawn crypts) and sell cemetery related merchandise (including stone and bronze memorials, burial vaults, casket and cremation memorialization products) and services (primarily merchandise installation fees and burial opening and closing fees). Cemetery items are sold on an atneed or preneed basis. Personnel at cemeteries perform interment services and provide management and maintenance of cemetery grounds. Certain cemeteries operate crematoria, and certain cemeteries contain gardens specifically for the purpose of cremation memorialization. At December 31, 2003, there were 185 combination locations that contained a funeral service location within a Company owned cemetery (unaudited).

NOTE TWO

Restatement of Financial Statements

     The Company restated its previously issued financial statements for the fiscal years ended December 31, 2000, 2001 and 2002, the interim quarters of 2000, 2001 and 2002, and the first three quarters of 2003, primarily related to adjustments to Deferred preneed cemetery contract revenues. All applicable amounts relating to these restatements have been reflected in the consolidated financial statements and notes to the consolidated financial statements.

     Effective January 1, 2000, the Company adopted the Securities and Exchange Commission’s Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” (SAB 101), and recorded a liability for Deferred preneed cemetery contract revenues of approximately $1.8 billion. This deferred revenue represented presold cemetery merchandise and services had not been delivered or had not been performed.

     During 2000 through 2003, the Company identified approximately $110 million of preneed cemetery contract items that had been already delivered or performed, but for which no revenues had been recognized. Previously, the Company recorded revenues associated with these preneed cemetery contract items as changes in estimates in the periods identified in the Company’s accounting system. The Company has now determined to report the recognition of revenues for these items in the periods in which the cemetery merchandise and services were delivered or performed. Secondly, the Company also concluded that previously reported deferred revenues included approximately $41 million of items for which delivery or performance occurred, but revenue recognition had not occurred. Therefore, the restatement includes adjustments related to these two items affecting the cumulative effect of the adoption of SAB 101, revenues and deferred revenues from 2000 through 2003 to report cemetery merchandise and service revenues in the period these items were delivered or performed.

     The Company has also reviewed its accounting policy for amortizing preneed funeral deferred selling costs and has changed the methodology for amortizing these costs from a straight line basis to a method more in proportion to when the associated revenues are recognized. The Company has included this change in amortization in its restated results.

     The effect of the restatement on the Company’s previously reported consolidated statement of operations and consolidated balance sheet for the periods described above is as follows:

(Dollars in thousands, except per share data)	Year ended December 31,		Year ended December 31,		Year ended December 31,
	2002		2001		2000
	As	As	As	As	As	As
	reported	Restated	Reported	Restated	Reported	Restated
Selected consolidated statement of operations data:
Revenues	$2,322,249	$2,312,439	$2,538,148	$2,489,005	$2,549,755	$2,569,538
Costs and expenses	$(1,959,250)	$(1,950,430)	$(2,173,482)	$(2,166,220)	$(2,216,388)	$(2,226,530)
Gross profits	$362,999	$362,009	$364,666	$322,785	$333,367	$343,008
Operating income (loss)	$16,827	$15,837	$(189,040)	$(230,921)	$(247,165)	$(237,524)
Loss from continuing operations before income taxes and cumulative effects of accounting changes	$(118,860)	$(119,850)	$(376,736)	$(418,617)	$(475,574)	$(465,933)
Benefit (provision) for income taxes	$37,308	$37,692	$(61,570)	$(45,333)	$81,290	$77,552
Cumulative effects of accounting changes (net of income taxes)	$(135,560)	$(135,560)	$(7,601)	$(7,601)	$(913,599)	$(870,368)
Net loss	$(231,880)	$(232,486)	$(597,796)	$(623,440)	$(1,343,251)	$(1,294,117)
Basic and diluted earnings per share:
Loss from continuing operations before cumulative effects of accounting changes	$(.28)	$(.28)	$(1.54)	$(1.63)	$(1.45)	$(1.43)
Net loss	$(.79)	$(.79)	$(2.10)	$(2.19)	$(4.93)	$(4.75)

	As of December 31, 2002
	As Reported	As Restated
Selected consolidated balance sheet data:
Inventories	$135,263	$136,666
Total current assets	$612,874	$614,277
Deferred charges and other assets	$719,180	$712,030
Total assets	$8,253,993	$7,798,246
Deferred cemetery contract revenues, net	$1,672,661	$1,629,540
Deferred income taxes	$420,658	$435,148
Accumulated deficit	$(1,046,029)	$(1,023,145)
Total stockholders’ equity	$1,303,771	$1,326,655
Total liabilities and stockholders’ equity	$8,253,993	$7,798,246

     See note twenty-one to the consolidated financial statements for the effect of the restatement upon quarterly unaudited financial data.

NOTE THREE

Summary of Significant Accounting Policies

Principles of Consolidation and Basis of Presentation

     The consolidated financial statements include the accounts of SCI and all majority-owned subsidiaries. Intercompany balances and transactions have been eliminated in consolidation.

     The Company has classified gains and losses associated with early extinguishments of debt as Other income, net in the consolidated statement of operations. Previously, these gains and losses were classified as extraordinary items. Additionally, the Company has classified gains from dispositions within Gains and impairment (losses) on dispositions, net in the consolidated statement of operations. Previously, gains from dispositions were presented separately after Operating income in the consolidated statement of operations. The reclassifications have been made for all years presented in accordance with Statement of Financial Accounting Standards (SFAS) No. 145, “Revision of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections".

     The Company has reported general agency (GA) revenues as funeral revenues for all periods presented. Previously, the Company reported these GA revenues as a reduction to selling expense in the consolidated statement of operations. See note five to the consolidated financial statements for further discussion of GA revenues. Additionally, certain other reclassifications have been made to prior years to conform to current period presentation with no effect on the Company’s consolidated financial position, results of operations or cash flows.

Use of Estimates in the Preparation of Financial Statements

     The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. As a result, actual results could differ from these estimates.

     In 2002, the Company changed its allocation methodology of overhead costs in North America to be based on funeral and cemetery reporting unit revenues. The change in overhead allocation has not impacted the Company’s reported results of operations, financial position or cash flows.

     During the second quarter of 2002, the Company decided to implement new information technology systems, including a new North America point of sale system and an upgraded general ledger system. As a result of this decision, the Company accelerated amortization of its existing capitalized systems costs beginning in the second quarter of 2002 to reflect the remaining estimated useful lives of these systems. The Company recognized additional amortization related to this change in estimate of approximately $13,800 and $13,500 in the years ended December 31, 2003 and 2002, respectively. This change in estimate impacted net income by approximately $8,694, or diluted income per share of $.03 in 2003 and impacted net loss by approximately $8,500, or diluted loss per share $.03 in 2002.

Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Inventories and Cemetery Property

     Funeral merchandise and cemetery burial property and merchandise are stated at the lower of average cost or market.

Property, Plant and Equipment, net

     Property, plant and equipment, net are recorded at cost. Maintenance and repairs are charged to expense whereas renewals and major replacements that extend the assets useful lives are capitalized. Depreciation is provided using the straight line method over the estimated useful lives of the various classes of assets. Property and plant are depreciated over a period ranging from seven to forty years, equipment is depreciated over a period from three to eight years and leasehold improvements are depreciated over the shorter of the lease term or ten years. When property is sold or retired, the cost and related accumulated depreciation are removed from the consolidated balance sheet; resulting gains and losses are included in the consolidated statement of operations.

Goodwill

     The excess of purchase price over the fair value of identifiable net assets acquired in business combinations accounted for as purchases is recorded as Goodwill. Prior to 2002, goodwill was amortized over its estimated life. Since then, goodwill is no longer amortized but is tested annually for impairment by assessing the fair value of each of the Company’s reporting units (which is generally one level below the Company’s reportable segments). As of December 31, 2003, the Company’s funeral segment reporting units are North America, France, Germany and Singapore. The Company’s cemetery segment reporting units are North America and Chile. The Company determines the fair value of its reporting units based on a combination of present value of expected future cash flows and multiples of revenue in order to assess impairment of goodwill.

Deferred Selling Costs

     The Company defers selling costs that vary with and are primarily related to the production of deferred revenues associated with (1) preneed funeral contracts (trust funded only) and (2) preneed cemetery contracts. These costs are expensed in proportion to the corresponding revenue when recognized.

     The Company reviews its deferred selling costs for impairment consistent with the provision of SFAS 60, “Accounting and Reporting by Insurance Enterprises” (SFAS 60). When circumstances indicate the deferred selling costs are not recoverable compared to the associated portfolio of deferred revenue, the amount deemed unrecoverable is recorded in earnings.

     An allowance is provided against the deferred selling costs associated with contract cancellations, with a corresponding charge to the consolidated statement of operations. The allowance is determined from historical experience and is based on the amount of unrecoverable deferred selling costs in relation to the associated deferred revenue.

Impairment or Disposal of Long-Lived Assets

     Except as noted for Goodwill and deferred selling costs, the Company reviews its long-lived assets for impairment when changes in circumstances indicate that the carrying amount of the asset may not be recoverable in accordance with Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS 144). SFAS 144 requires that long-lived assets to be held and used be reported at the lower of carrying amount or fair value. Assets to be disposed of and assets not expected to provide any future service potential to the Company are recorded at the lower of carrying amount or fair value less estimated cost to sell.

     In January 2002, the Company ceased depreciation of certain operating assets held for sale (which primarily included France and Chile). The Company later determined transactions to sell or joint venture these assets would be delayed. As a result, the Company resumed normal depreciation of those assets held in France and Chile in the third quarter of 2002. In January 2003, the Company once again classified the France operating assets held for sale and ceased depreciation. In March 2004, the Company sold 75% of its funeral operations in France.

Stock Options

     The Company accounts for employee stock-based compensation expense under the intrinsic value method. Under the intrinsic value method, no compensation expense is recognized on stock options if the grant price equals the market value on the date of grant. All of the Company stock option grants have been at market value on the dates of each grant.

     If the Company had elected to recognize compensation expense for its stock option plans, based on the fair value of awards at their grant dates, net income (loss) and earnings (loss) per share would have changed for the years ended December 31 to the following pro forma amounts:

	2003	2002	2001
		(Restated)	(Restated)
		note 2	note 2
Net income (loss)	$85,082	$(232,486)	$(623,440)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax expense	(6,720)	(13,537)	(17,680)

Pro forma net income (loss)	$78,362	$(246,023)	$(641,120)

Basic and diluted net earnings (loss) per share	$.28	$(.79)	$(2.19)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax expense	(.02)	(.04)	(0.06)

Pro forma basic and diluted net earnings (loss) per share	$.26	$(.83)	$(2.25)

     The fair values of the Company’s stock options used to calculate the pro forma net income (loss) and earnings (loss) per share disclosures are calculated as of the grant date using the Black-Scholes option-pricing model with the following weighted average assumptions:

Assumptions	2003	2002	2001
Dividend yield	n/a	0.0%	0.0%
Expected volatility	n/a	66.3%	62.0%
Risk-free interest rate	n/a	3.6%	5.1%
Expected holding period	n/a	6.1 years	7.1 years
Weighted average fair value	n/a	$2.90	$2.68

     The assumptions are not applicable for 2003, since the Company did not issue stock options during the year.

     The Black-Scholes option-pricing model is generally intended for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. Furthermore, option-pricing models require highly subjective variable assumptions, such as the expected stock price volatility. Therefore, the fair values of the Company’s stock options presented in the pro forma calculations are not necessarily representations of the actual fair values of those stock options since the granted options have characteristics significantly different from those of traded options, and the variables used, under alternative assumptions, could cause the calculations to vary from those presented.

Foreign Currency Translation

     All assets and liabilities of the Company’s foreign subsidiaries are translated into U.S. dollars at exchange rates in effect as of the end of the reporting period. Revenue and expense items are translated at the average exchange rates for the reporting period. The resulting translation adjustments are included in stockholders’ equity as a component of Accumulated other comprehensive income (loss) in the consolidated statement of stockholders’ equity.

     The transactional currency gains and losses that arise from transactions denominated in currencies other than the functional currencies of our operations are recorded in Other income, net in the consolidated statement of operations.

Funeral Operations

     Revenue is recognized when the funeral services are performed. The Company’s funeral trade receivables consist of amounts due for services already performed. An allowance for doubtful accounts has been provided based on historical experience. The Company sells price guaranteed preneed funeral contracts through various programs providing for future funeral services at prices prevailing when the agreements are signed. Revenues associated with sales of preneed funeral contracts are deferred until such time that the funeral services are performed. Allowances for customer cancellations are based upon historical experience. See note five to the consolidated financial statements regarding preneed funeral activities.

Cemetery Operations

     Revenue associated with sales of cemetery merchandise and services is recognized when the service is performed or merchandise is delivered. The Company’s cemetery trade receivables consist of amounts due for services already performed and merchandise already delivered. An allowance for doubtful accounts has been provided based on historical experience. Revenue associated with sales of preneed cemetery interment rights is recognized in accordance with the retail land sales provisions of SFAS No. 66, “Accounting for the Sales of Real Estate” (SFAS 66). Under SFAS 66, revenue from constructed cemetery property is not recognized until a minimum percentage (10%) of the sales price has been collected. Revenue related to the preneed sale of unconstructed cemetery property is deferred until it is constructed and 10% of the sales price is collected. Revenue associated with sales of preneed merchandise and services is not recognized until the merchandise is delivered or the services are performed. Allowances for customer cancellations for preneed cemetery contracts are based upon historical experience.

     Costs related to the sales of property interment rights include the property and development costs specifically identified by project. At the completion of the project, costs are charged to operations as revenue is recognized. Costs related to sales of merchandise and services are based on actual costs incurred.

     Pursuant to state or provincial law, all or a portion of the proceeds from cemetery merchandise or services sold on a preneed basis may be required to be paid into trust funds. The Company defers investment earnings related to these merchandise and services trusts until the associated merchandise is delivered or services are performed.

     A portion of the proceeds from the sale of cemetery property interment rights is required by state or provincial law to be paid into perpetual care trust funds. Investment earnings from these trusts are distributed regularly, are recognized in current cemetery revenues and are intended to defray cemetery maintenance costs, which are expensed as incurred. The principal of such perpetual care trust funds generally cannot be withdrawn by the Company and therefore is not included in the consolidated balance sheet.

     See note six to the consolidated financial statements regarding preneed cemetery activities.

Derivatives

     Derivative instruments are recognized in the consolidated balance sheet at their fair values. For derivatives that qualify and are designated as hedges of future cash flows or net foreign investments, the changes in fair values are recorded in Other comprehensive income (loss) in the consolidated statement of stockholders’ equity. For derivatives that qualify and are designated as fair value hedges, the changes in fair values are recorded in earnings, offset by the recognition of the changes in fair values of the underlying hedged asset or liability. The changes in fair values of derivatives that do not qualify for hedge accounting and the ineffective portion of derivatives that do qualify for hedge accounting are recorded in earnings.

Income Taxes

     The Company calculates taxes on a consolidated basis. Deferred income taxes are computed using the liability method and are provided on all temporary differences between the financial basis and the tax basis of assets and liabilities. The Company records a valuation allowance to reduce its deferred tax assets when uncertainty regarding their realization exists. The Company intends to permanently reinvest the unremitted earnings of certain of its foreign subsidiaries in those businesses outside the United States and, therefore, has not provided for deferred federal income taxes on such unremitted foreign earnings. See note eight to the consolidated financial statements.

Equity Investments

     The Company maintains certain equity interests in international operations as a result of our strategy to dispose of all or a majority interest of all our international operations outside of North America. At December 31, 2003, the Company had a minority interest equity investment in operations in the United Kingdom and at December 31, 2002 had minority interest equity investments in operations in the United Kingdom, Australia and Spain. The Company accounts for these investment in accordance with Accounting Principles Board Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock". The Company has not presented summarized financial information of the investees as they are not material to the Company’s financial position or results of operations or cash flow.

NOTE FOUR

New Accounting Pronouncements and Accounting Changes

     In April 2003, the Financial Accounting Standards Board (FASB) issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (SFAS 149). This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133). This statement is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. In addition, all provisions of this statement should be applied prospectively. The provisions of this statement that relate to SFAS 133 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003, should continue to be applied in accordance with their respective effective dates. The adoption of SFAS No. 149 had no impact on the Company’s financial condition, results of operations or cash flows.

     In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (SFAS 150). This statement establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. This statement is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. These effective dates are not applicable to the provisions of paragraphs 9 and 10 of SFAS 150 as they apply to mandatorily redeemable noncontrolling interests, as the FASB has delayed these provisions indefinitely. The adoption of SFAS 150 had no impact on the Company’s financial condition, results of operations or cash flows.

     In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS 142), the Company, effective January 1, 2002, recognized a charge reflected as a cumulative effect of an accounting change of $135,560 (net of applicable taxes) or $.46 per diluted share related to the impairment of goodwill in its North America cemetery reporting unit.

     In accordance with the accounting proscribed by SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities", and SFAS No. 138, “Accounting for Certain Derivative Transactions and Certain Hedging Activities, an amendment to FASB Statement No. 133", the Company, effective January 1, 2001, recognized a charge reflected as a cumulative effect of an accounting change of $7,601 (net of applicable taxes) or $0.03 per diluted share.

     In December 2003, the FASB revised SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits” (SFAS 132). The revised SFAS 132 requires additional disclosures about the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans, of which certain disclosures are not required until 2004. The Company has adopted the disclosure requirements that were effective for 2003.

     In January 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin (ARB) No. 51". This interpretation clarifies the application of ARB No. 51, “Consolidated Financial Statements", to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. In December 2003, the FASB revised FASB Interpretation No. 46 (FIN 46R) which allowed companies with certain types of variable interest entities to defer implementation until March 31, 2004.

     The Company is in discussions with the Staff of the Securities and Exchange Commission related to the implementation of FIN 46R. The discussion relates to (i) the consolidation under FIN 46R of our preneed funeral and preneed cemetery merchandise and service trusts; (ii) the potential consolidation of our cemetery perpetual care trust funds; and (iii) the policies of recognition of the associated investment earnings of the trust funds.

     The Company believes, at this time, that it will consolidate the preneed funeral and cemetery merchandise and service trust funds upon implementation of FIN 46R. Upon consolidation, the large majority of the trust assets will be recorded at fair value. It is unclear at this time whether the Company will consolidate the cemetery perpetual care trust funds upon implementation of FIN 46R. Currently, the cemetery perpetual care trust funds are not recognized on the Company’s consolidated balance sheet. If the cemetery perpetual care trust funds are consolidated, the Company believes it will recognize an asset and a corresponding liability in its consolidated balance sheet of approximately $650,000. The large majority of the assets of cemetery perpetual care trust funds will be recorded at fair value.

     Currently, the Company defers investment earnings associated with preneed funeral and preneed cemetery merchandise and service trust funds until the corresponding merchandise is delivered or the service is performed. It is unclear at this time whether this revenue recognition policy will continue upon implementation of FIN 46R, or if the Company will have to recognize these trust fund earnings in a revised manner, such as at the time the trust funds themselves earn such investment earnings.

     Realized investment earnings from cemetery perpetual care trust funds are recognized in current cemetery revenues as they are intended to defray cemetery maintenance costs. The Company expects to continue recognizing these investment earnings under this new accounting policy.

     The Company believes the consolidation of the preneed funeral and cemetery merchandise and service trust funds (and possibly the cemetery perpetual care trust funds) will have an effect on certain components within its consolidated statement of cash flows. Upon such consolidation, proceeds from sales of trust fund investments and disbursements for purchases of trust fund investments will be shown as separate components of cash flows from investing activities. Currently, the cash flows described above are reported within cash flows from operations as they are receivables collected from third parties.

     In addition to potentially consolidating these trust funds, the Company also believes it will consolidate certain cemeteries managed by the Company, upon implementation of FIN 46R. The Company expects to recognize a charge of approximately $10,000 to $20,000, representing the cumulative effect of an accounting change, as a result of consolidating these cemeteries managed by the Company as of March 31, 2004. The results of operations and cash flows of these cemeteries will be included in the Company’s consolidated financial statements upon implementation of FIN 46R, although no material impact is anticipated.

     The Company has changed its method of accounting for insurance funded preneed contracts as it has concluded that its insurance funded preneed funeral contracts are not assets and liabilities as defined by Statement of Financial Accounting Concepts No. 6, “Elements in Financial Statements". Therefore, the Company has removed from its consolidated balance sheets amounts relating to insurance funded preneed funeral contracts previously recorded in Preneed funeral contracts, net and Deferred preneed funeral revenues for all periods presented. The amounts relating to insurance contracts removed were approximately $3,505,094 and $2,948,100 at December 31, 2003 and December 31, 2002, respectively. The removal of these amounts did not have an impact on the Company’s consolidated stockholders’ equity, results of operations or cash flows. See note five to the consolidated financial statements for additional information on insurance related preneed funeral balances.

     In July 2003, the Emerging Issues Task Force of the FASB issued Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables” (Issue 00-21). Issue 00-21 addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue generating activities. The provisions of Issue 00-21 were effective July 1, 2003 and have been applied prospectively by the Company. Issue 00-21 did not have an impact on the Company’s results of operations, financial position or cash flows, as the Company’s revenue recognition policy is consistent with the provisions of Issue 00-21.

     Effective January 1, 2004, the Company changed the accounting for gains and losses on its pension plan assets and liabilities. The Company will recognize such gains and losses in its consolidated statement of operations as such gains and losses are incurred under pension accounting. Prior to January 1, 2004, the Company amortized the difference between actual and expected investment returns and actuarial gains and losses over seven years (except to the extent that settlements with employees required earlier recognition). The Company believes the change is preferable as the new method of accounting better reflects the economic nature of the Company’s pension plans and recognizes gains and losses on the pension plan assets and liabilities in the year the gains or losses occur. As a result of this accounting change, the Company expects to recognize a charge for the cumulative effect of an accounting charge of approximately $55,000 (on a pretax basis) as of January 1, 2004. This amount represents accumulated unrecognized net losses related to the pension plan assets and liabilities.

NOTE FIVE

Preneed Funeral Activities

     The Company sells price-guaranteed preneed funeral contracts through various programs. Because the services or merchandise will not be provided until the future, most states and provinces require that all or a portion of the customer payments under these contracts be protected for the benefit of the customers pursuant to applicable law. Some or all of the funds may be required to be placed into trust accounts, or a surety bond may be posted in lieu of trusting (collectively “trust funded preneed funeral contracts”). Alternatively, where allowed, customers purchase a life insurance or annuity policy from third party insurance companies to fund their preneed funeral (“insurance funded preneed funeral contracts”). The insurance policy proceeds, which include increasing insurance benefits, will be used to pay for the funeral goods and services selected at the time of contract origination. Under either customer funding option, the Company enters into a preneed funeral contract with the customer to provide funeral services in the future. The contract amounts associated with unfulfilled insurance funded preneed funeral contracts are not reflected on the consolidated balance sheet. However, when the trust funded preneed funeral contract is consummated, the Company records an asset (included in Preneed funeral contracts, net) and corresponding liability (included in Deferred preneed funeral contract revenues, net) for the contract price.

     Funeral revenues are recognized in the consolidated statement of operations on preneed funeral contracts at the time the funeral service is performed. Trust investment earnings, net of taxes and certain other expenses paid by the trust are accrued and deferred until the services are performed, at which time these funds are also recognized in funeral revenues. These amounts are intended to cover future increases in the cost of providing a price-guaranteed funeral service.

     Direct selling costs incurred pursuant to the sales of trust funded preneed funeral contracts are deferred and included in Deferred charges and other assets in the consolidated balance sheet. The deferred selling costs are expensed in proportion to the corresponding trust funded preneed funeral contract revenue when recognized. Deferred selling costs associated with trust funded preneed funeral contracts were $113,920 and $105,057 at December 31, 2003 and 2002, respectively. Direct selling costs incurred pursuant to the sales of insurance funded preneed funeral contracts are expensed as incurred. In connection with insurance funded preneed funeral contract sales, the customer purchases a life insurance policy and the Company earns a commission as the agent in the transaction between the customer and the third party insurance company. Such general agency (GA) revenues are based on a percentage per insurance policy sold and are recognized when the insurance purchase transaction between the customer and the third party insurance company is complete. GA revenues recognized by the Company totaled $27,700, $47,100 and $43,300, and direct selling costs expensed by the Company totaled $23,900, $34,100, and $37,300 for the years ended December 31, 2003, 2002 and 2001, respectively, in connection with sales of insurance funded preneed funeral contracts.

Preneed Funeral Contracts, Net

     Preneed funeral contracts, net of allowance for cancellation, represents amounts due from trust funds and customer receivables related to unperformed, price-guaranteed preneed funeral contracts. The components of preneed funeral contracts, net in the consolidated balance sheet at December 31 are as follows:

	2003	2002
Trust funded preneed funeral contracts:
Receivables due from trust assets	$1,201,059	$1,254,854
Receivables from customers	190,332	228,522

Trust funded preneed funeral contracts	1,391,391	1,483,376

Allowance for cancellation	(161,626)	(149,703)

Preneed funeral contracts, net	$1,229,765	$1,333,673

     Upon cancellation of a trust funded preneed funeral contract, a customer is generally entitled to receive a refund of the funds held in trust. In many jurisdictions, the Company may be obligated to fund any shortfall if the amounts deposited by the customer exceeds the funds in trust. As a result, when realized or unrealized losses of a trust result in trust funded preneed funeral contracts being under-funded, the Company assesses those contracts to determine whether a loss provision should be recorded. No loss amounts have been required to be recognized as of December 31, 2003.

     Accumulated investment earnings from trust funds have been included to the extent that they have been accrued through December 31, 2003 and 2002, respectively. The trust-related assets above have been reduced by the trust investment earnings the Company has been allowed to withdraw prior to death maturity and amounts received from customers that were not required to be deposited into trust pursuant to various state laws.

     The activity in preneed funeral contracts, net for the years ended December 31 is as follows:

	2003	2002
Beginning balance – Preneed funeral contracts, net	$1,333,673	$1,542,989
Net sales, net of receipts on bonded contracts and amounts retained by the Company on trust funded contracts	37,217	63,438
Dispositions of businesses	(15,823)	(234,191)
Net undistributed investment losses	(16,206)	(1,894)
Maturities and distributed earnings	(150,383)	(130,820)
Change in cancellation allowance	(11,923)	25,567
Effect of foreign currency	11,753	(5,218)
Other	41,457	73,802

Ending balance – Preneed funeral contracts, net	$1,229,765	$1,333,673

     The cost and market value of the assets held in the trust funds underlying the Company’s trust funded preneed funeral contracts at December 31 are detailed below. The Company believes the unrealized losses related to certain of the assets held in trust funds are temporary in nature.

	2003		2002
	Cost	Market	Cost	Market
Cash and cash equivalents	$65,354	$65,354	$75,551	$75,551
Fixed income securities:
U.S. Treasury	226,098	224,316	85,242	89,204
Foreign government	74,340	74,016	53,222	54,268
Corporate	6,483	6,456	11,392	12,030
Mortgage-backed	91,438	87,767	100,521	101,752
Asset-backed	9,042	8,782	2,636	2,734
Insurance backed	266,763	266,763	302,497	302,497
Municipal and other	1,096	1,014	438	444
Equity securities:
Common stock	315,725	345,807	458,338	398,569
Mutual funds:
Equity	54,046	59,358	57,612	48,297
Fixed income	46,021	47,116	52,917	54,433
Private equity and other	44,653	33,064	54,488	46,331

Receivables due from trust assets	$1,201,059	$1,219,813	$1,254,854	$1,186,110

Market value as of a percentage of cost		101.6%		94.5%

Deferred Preneed Funeral Contract Revenues, Net

     Deferred preneed funeral contract revenues, net of allowance for cancellation, represent the original contract price plus the net trust investment earnings associated with unperformed preneed funeral contracts. The following table summarizes the activity in Deferred preneed funeral contract revenues, net for the years ended December 31:

	2003	2002
Beginning balance – Deferred preneed funeral contract revenues, net	$1,711,894	$2,029,910
Net sales	71,354	108,741
Dispositions of businesses	(19,960)	(301,308)
Net investment earnings	(15,975)	(1,804)
Maturities	(173,739)	(147,628)
Change in cancellation allowance	(11,923)	25,567
Effect of foreign currency	12,221	(7,018)
Other	38,475	5,434

Ending balance – Deferred preneed funeral contract revenues, net	$1,612,347	$1,711,894

NOTE SIX

Preneed Cemetery Activities

     The Company sells price-guaranteed preneed cemetery contracts providing for future property interment rights, merchandise or services at prices prevailing when the agreements are signed. Some or all of the funds received under these contracts for merchandise or services may be required to be placed into trust accounts, or a surety bond may be posted in lieu of trusting, pursuant to applicable law.

     Direct selling costs incurred pursuant to the sales of preneed cemetery contracts are deferred and included in Deferred charges and other assets in the consolidated balance sheet. The deferred selling costs are expensed in proportion to the corresponding revenue when recognized. Deferred selling costs related to preneed cemetery contracts were $205,123 and $200,478 as of December 31, 2003 and 2002, respectively.

Preneed Cemetery Contracts, Net

     Preneed cemetery contracts, net of allowance for cancellation, represents amounts due from trust funds and customer receivables (net of unearned finance charges) for contracts sold in advance of when the property interment rights, merchandise or services are needed. The components of Preneed cemetery contracts, net in the consolidated balance sheet at December 31 are as follows:

	2003	2002
Receivables due from trust assets	$862,265	$859,338
Receivables due from customers	522,079	618,366
Unearned finance charges	(75,785)	(102,394)

	1,308,559	1,375,310
Allowance for cancellation	(225,524)	(211,853)

	$1,083,035	$1,163,457

     Interest rates on cemetery contracts range from 3.5% to 15.7%. The average term of a financed preneed cemetery contract is approximately 4.6 years.

     The activity in preneed cemetery contracts, net for the years ended December 31 is as follows:

	2003	2002
Beginning balance – Preneed cemetery contracts, net	$1,163,457	$1,287,676
Net sales including deferred and recognized revenues	364,913	447,950
Dispositions of businesses	(10,806)	(18,194)
Net undistributed investment earnings (losses)	5,468	(30,799)
Cash receipts from customers, net of refunds	(455,043)	(496,165)
Deposits to trust	127,249	145,003
Maturities, deliveries and associated earnings	(117,605)	(142,805)
Change in cancellation allowance	(17,466)	(2,380)
Effect of foreign currency	10,353	(12,049)
Other	12,515	(14,780)

Ending balance – Preneed cemetery contracts, net	$1,083,035	$1,163,457

     The change in cancellation allowance includes amounts related to receivables due from customer for recognized revenues, as well as deferred revenues.

Merchandise and Services Trusts

     Amounts paid into cemetery merchandise and services trusts are included in Preneed cemetery contracts, net, at cost, in the consolidated balance sheet. The cost and market values associated with the assets held in the cemetery merchandise and services trust funds underlying these receivables at December 31 are detailed below. The Company believes the unrealized losses related to certain of the assets held in trust funds are temporary in nature.

	2003		2002
	Cost	Market	Cost	Market
Cash and cash equivalents	$65,737	$65,737	$85,526	$85,526
Fixed income securities:
U.S. Treasury	115,208	116,763	120,140	131,133
Foreign government	14,671	15,200	11,096	11,096
Corporate	6,135	6,374	4,464	4,867
Mortgage-backed	202,096	205,010	150,007	156,891
Asset-backed	12,731	13,306	1,549	1,657
Municipal and other	2,121	2,321	4,188	4,340
Equity securities:
Common stock	298,830	337,351	320,116	273,937
Mutual funds:
Equity	79,370	90,655	88,609	70,794
Fixed income	32,450	33,125	41,807	42,273
Private equity and other	32,916	25,125	31,836	26,702

Receivables due from trust assets	$862,265	$910,967	$859,338	$809,216

Market value as a percentage of cost		105.6%		94.2%

     All investment earnings related to these cemetery merchandise and services trust funds are deferred until the associated merchandise is delivered or service is performed. The investment earnings recognized in the consolidated statement of operations related to these cemetery merchandise and services trust funds were $9,094, $8,165, and $8,379, for the years ended December 31, 2003, 2002, and 2001, respectively.

Deferred Cemetery Contract Revenues, Net

     Deferred preneed cemetery contract revenues, net of allowance for cancellation, represent the original contract price for the preneed cemetery items deferred plus net investment earnings associated with the deferred items. The following table summarizes the activity in Deferred preneed cemetery contract revenues, net for the years ended December 31 is as follows:

	2003	2002
		(Restated)
		note 2
Beginning balance – Deferred preneed cemetery contract revenues, net	$1,629,540	$1,703,110
Net sales	215,660	302,691
Dispositions of businesses	(43,106)	(45,312)
Net investment earnings (losses)	14,688	(28,364)
Maturities, deliveries and associated earnings	(220,119)	(289,326)
Change in cancellation allowance	(18,718)	3,149
Effect of foreign currency	5,904	3,032
Other	(8,497)	(19,440)

Ending balance – Deferred preneed cemetery contract revenues, net	$1,575,352	$1,629,540

Perpetual Care Trusts

     The Company is required by state or provincial law to pay into perpetual care trust funds a portion of the proceeds from the sale of cemetery property interment rights. The principal of such perpetual care trust funds generally cannot be withdrawn by the Company and therefore is not included in the consolidated balance sheet. The cost and market values associated with the assets held in perpetual care trust funds at December 31 are detailed below.

	2003		2002
	Cost	Market	Cost	Market
Cash and cash equivalents	$54,292	$54,292	$63,932	$63,932
Fixed income securities:
U.S. Treasury	18,201	18,871	64,473	67,226
Foreign government	27,774	28,765	20,978	21,726
Corporate	78,667	82,463	57,488	60,470
Mortgage-backed	94,995	94,926	94,996	98,359
Asset-backed	61,456	60,787	18,052	19,588
Municipal and other	13,942	14,505	2,731	3,295
Equity securities:
Preferred stock	15,486	15,857	13,906	12,632
Common stock	76,033	81,265	25,428	23,717
Mutual funds:
Equity	32,734	36,741	29,311	28,470
Fixed income	121,426	128,621	142,086	136,281
Private equity and other	33,040	35,707	30,896	35,563

Perpetual care trust assets	$628,046	$652,800	$564,277	$571,259

Market value as a percentage of cost		103.9%		101.2%

     Investment earnings from these perpetual care trust funds are distributed regularly, are recognized in current cemetery revenues and are used to defray cemetery maintenance costs, which are expensed as incurred. The investment earnings related to these perpetual care trust funds were $31,018, $26,611, and $29,926 for the years ended December 31, 2003, 2002, and 2001, respectively.

NOTE SEVEN

Goodwill

     The changes in the carrying amounts of goodwill for the Company’s two segments are as follows:

	Funeral
	Segment	Cemetery Segment	Total
Balance as of December 31, 2001	$1,246,273	$163,036	$1,409,309
Impairment loss recorded upon adoption of SFAS No. 142	—	(146,794)	(146,794)
Goodwill reduction related to disposition programs	(68,078)	(14,220)	(82,298)
Effect of foreign currency and other	4,076	(115)	3,961

Balance as of December 31, 2002	1,182,271	1,907	1,184,178
Goodwill reduction related to disposition programs	(11,663)	—	(11,663)
Effect of foreign currency and other	22,530	377	22,907

Balance as of December 31, 2003	$1,193,138	$2,284	$1,195,422

     In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS 142), the Company, effective January 1, 2002, recognized a charge reflected as a cumulative effect of an accounting change of $135,560 (net of applicable taxes) or $.46 per diluted share related to the impairment of goodwill in its North America cemetery reporting unit.

     The following table shows the 2001 historical results compared to unaudited pro forma effects of SFAS 142 had goodwill not been amortized during that period.

2001
(Restated)
note 2
Loss from continuing operations before cumulative effects of accounting changes	$(617,540)
Add back: Goodwill amortization, net of taxes	47,455

Pro forma loss from continuing operations before cumulative effects of accounting changes	$(570,085)

Net loss	$(623,440)
Add back: Goodwill amortization, net of taxes	47,455

Pro forma net loss	$(575,985)

Basic and diluted earnings (loss) per share from continuing operations before cumulative effects of accounting changes	$(2.17)
Add back: Goodwill amortization, net of taxes	.17

Pro forma basic and diluted loss per share from continuing operations before cumulative effects of accounting changes	$(2.00)

Basic and diluted net loss per share	$(2.19)
Add back: Goodwill amortization, net of taxes	.17

Pro forma basic and diluted net loss per share	$(2.02)

NOTE EIGHT

Income Taxes

     The provision or benefit for income taxes includes United States federal income taxes, determined on a consolidated return basis, foreign, state and local income taxes.

     Income (loss) from continuing operations before income taxes and cumulative effects of accounting changes for the years ended December 31 is as follows:

	2003	2002	2001
		(Restated)	(Restated)
		note 2	note 2
United States	$5,765	$(192,157)	$(604,150)
Foreign	105,454	72,307	185,533

	$111,219	$(119,850)	$(418,617)

     Income tax provision (benefit) for the years ended December 31 consisted of the following:

	2003	2002	2001
		(Restated)	(Restated)
		note 2	note 2
Current:
United States	$2,050	$(127,426)	$(25,432)
Foreign	18,243	(15,161)	9,366
State and local	4,306	(1,498)	4,001

	$24,599	$(144,085)	$(12,065)
Deferred:
United States	$1,237	$86,576	$55,054
Foreign	7,880	21,759	772
State and local	(5,050)	(1,942)	1,572

	$4,067	$106,393	$57,398

	$28,666	$(37,692)	$45,333

     The Company made income tax payments on continuing operations of approximately $14,462, $8,920 and $20,916 excluding income tax refunds of $97,724, $63,547 and $122,522 for the years ended December 31, 2003, 2002 and 2001, respectively. Net tax refunds of $83,262, $54,627 and $100,099 include one time refunds of approximately $950, $21,962 and $116,300 related to losses on sales of investments and one time refunds of approximately $93,569, 35,306 and $0 related to approval of a change in tax accounting method for years 2003, 2002 and 2001, respectively.

     The differences between the U.S. federal statutory income tax rate and the Company’s effective tax rate for the years ended December 31 were as follows:

	2003	2002	2001
		(Restated)	(Restated)
		note 2	note 2
Computed tax provision (benefit) at the applicable federal statutory income tax rate	$38,927	$(41,948)	$(146,516)
State and local taxes, net of federal income tax benefits.	(484)	(2,236)	3,623
Dividends received deduction and tax exempt interest	(471)	(638)	(1,668)
Amortization of goodwill	—	—	9,619
Foreign jurisdiction tax rate difference	(5,893)	(8,333)	(10,689)
Foreign net operating loss utilization	—	(9,811)	—
Write down of assets and other losses with no tax benefit.	119	28,554	111,984
Tax benefit associated with dispositions	(3,350)	—	—
Accounting for asset impairment	—	—	79,551
Other	(182)	(3,280)	(571)

Provision (benefit) for income taxes	$28,666	$(37,692)	$45,333

Total effective tax rate	25.8%	31.4%	(10.8)%

     Deferred taxes are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted marginal tax rates. The tax effects of temporary differences and carry-forwards that give rise to significant portions of deferred tax assets and liabilities as of December 31 consisted of the following:

	2003	2002
		(Restated)
		note 2
Inventories and cemetery property, principally due to purchase accounting adjustments	$426,685	$445,474
Property, plant and equipment, principally due to depreciation and to purchase accounting adjustments	96,674	152,802
Other	97,210	100,432

Deferred tax liabilities	620,569	698,708

Receivables, principally due to sales of cemetery interment rights and related products	(4,895)	(50,980)
Deferred revenue on preneed funeral and cemetery contracts, principally due to earnings from trust funds	(108,702)	(13,682)
Accrued liabilities	(58,525)	(91,621)
Loss and tax credit carry-forwards	(99,284)	(222,657)

Deferred tax assets	(271,406)	(378,940)

Valuation allowance	$35,859	$97,762

Net deferred income taxes from continuing operations	$385,022	$417,530

     Current refundable income taxes and current deferred tax assets are included in Other current assets, while long-term deferred tax assets are included in Deferred charges and other assets in the consolidated balance sheet. Current taxes payable and current deferred tax liabilities are reflected as Income taxes in the consolidated balance sheet and long-term tax liabilities are included in Other liabilities in the consolidated balance sheet. The Company had a tax receivable of $92,445 at December 31, 2002, which was subsequently received in February 2003. The Company joint ventured its French subsidiary in March 2004. The current tax liability of the French subsidiary is $17,376 at December 31, 2003.

     During 2003, as a result of the restructuring of debt and equity of certain foreign subsidiaries, the Company incurred $1,619 of foreign withholding taxes and provided $9,009 of additional United States income taxes. At December 31, 2003 and 2002, United States income taxes had not been provided on $147,720 and $73,852, respectively, of the remaining undistributed earnings of foreign subsidiaries since it is the Company’s intent not to remit these earnings. The Company intends to permanently reinvest these undistributed foreign earnings in those businesses outside the United States and, therefore, has not provided for U.S. income taxes on such earnings. The unremitted earnings of the Company’s French subsidiary at December 31, 2003 were $102,864.

     The Company maintains accruals for tax liabilities which relate to uncertain potential tax matters. If these tax matters are unfavorably resolved, the Company will make any required payments to tax authorities. If these tax matters are favorably resolved, the accruals maintained by the Company will no longer be required and these amounts will be reversed through the tax provision at the time of resolution.

     Amounts related to the prior year’s writedown of assets held for sale, categorized as U.S. Capital loss carry-forwards and reduced by a full valuation allowance, have been reclassified to Other deferred tax liabilities in the current period with no change to Net deferred income taxes. This reclassification is a result of changes to the expected tax effect of disposition of these assets.

     Various subsidiaries have international, federal and state carry-forwards of $794,820 with expiration dates through 2022. The Company believes that some uncertainty exists with respect to future realization of certain state and international loss carry-forwards, therefore a valuation allowance has been established for those carry-forwards where uncertainty exists. The valuation allowance is primarily attributable to state net operating losses and is due to complexities of the various state laws restricting state net operating loss utilization.

     The loss carry-forwards will expire as follows:

2004	$18,318
2005	24,491
2006	28,043
2007	16,975
2008	1,613
Thereafter	705,380

Total	$794,820

NOTE NINE

Debt

     Debt as of December 31 was as follows:

	2003	2002
6.3% notes due 2003	$—	$84,801
7.375% notes due April 2004	111,190	111,190
8.375% notes due December 2004	50,797	50,797
6.0% notes due 2005	272,451	387,241
7.2% notes due 2006	150,000	150,000
6.875% notes due 2007	143,475	150,000
6.5% notes due 2008	195,000	200,000
6.75% convertible subordinated notes due 2008, conversion price of $6.92 per share	312,694	328,005
7.7% notes due 2009	358,266	371,183
6.95% amortizing notes due 2010	3,557	42,106
7.875% debentures due 2013	55,627	55,627
Convertible debentures, maturities through 2013, fixed interest rates from 4.75% to 5.5%, conversion prices from $13.02 to $50.00 per share	38,368	39,531
Mortgage notes and other debt, maturities through 2050	60,040	66,343
Deferred charges	(49,594)	(62,401)

Total debt	1,701,871	1,974,423
Less current maturities	(182,682)	(100,330)

Total long-term debt	$1,519,189	$1,874,093

     The aggregate maturities of debt for the five years subsequent to December 31, 2003, are as follows:

2004	$182,682
2005	300,307
2006	177,651
2007	154,641
2008	513,735
2009 and thereafter	422,449

Total	$1,751,465

Bank Credit Agreements

     The Company’s bank credit agreement, which matures in July 2005, provides a total lending commitment of $185,000, including a sublimit of $125,000 for letters of credit. The credit facility is secured by the stock, inventory and receivables of certain of the Company’s domestic subsidiaries and these domestic subsidiaries have guaranteed the Company’s debt obligation associated with this facility. The bank credit agreement contains certain financial covenants, including a minimum interest coverage ratio, a maximum leverage ratio, and limits on capital expenditures. Additionally, the Company is restricted from paying dividends and making other distributions. The Company had no borrowings under the bank credit agreement at either December 31, 2003 or December 31, 2002; however, the Company used the credit agreement sublimit to issue letters of credit, in the amounts of $69,815 and $85,845 at December 31, 2003, and December 31, 2002, respectively. Interest rates for the outstanding borrowings are based on various indices as determined by the Company. The Company also pays a quarterly fee on the unused commitment, which ranges from 0.50% to 0.75% based on the percentage of the facility used, and was 0.625% at December 31, 2003 and December 31, 2002.

Debt Issuances and Exchanges

     In September 2002, the Company issued $172,183 of unregistered 7.70% notes due 2009 in connection with an exchange offer to holders of an equivalent principal amount of its existing 6.00% notes due 2005. Upon settlement of the exchange offer, the Company paid approximately $11,480 in closing fees, incentive payments and accrued interest. In January 2003, the Company exchanged substantially all of the unregistered notes issued in September 2002 for an equivalent principal amount of registered 7.70% notes due 2009 with substantially identical terms.

Debt Settlements and Extinguishments

     During the year ended December 31, 2003, the Company purchased the following notes in the open market: $8,528 of the 6.3% notes due 2003; $114,790 of the 6.0% notes due 2005; $6,525 of the 6.875% notes due 2007; $5,000 of the 6.5% notes due 2008; $15,311 of the 6.75% convertible subordinated notes due 2008; $12,917 of the 7.7% notes due 2009; $37,213 of the 6.95% amortizing notes due 2010; and the remaining $25 of the 7.0% notes due 2015. As a result of these transactions, the Company recognized a net gain for the year ended December 31, 2003, of $1,315, recorded in Other income, net, in the consolidated statement of operations.

     On March 15, 2003, as required by the terms of the agreement, the Company repaid the remaining $76,273 due on the 6.3% notes due 2003.

     Aside from the $172,183 of 6.00% notes due 2005 that were extinguished in the previously mentioned exchange offer, the Company also purchased the following notes in the open market during the year ending December 31, 2002: $2,850 of the 7.00% notes due 2015 (putable 2002); $166,483 of the 6.30% notes due 2003; $116,810 of the 7.375% notes due April 2004; $1,043 of the 8.375% notes due December 2004; $22,126 of the 6.00% notes due 2005; $16,995 of the notes due 2008; $1,000 of the 7.70% notes due 2009; and $15,618 of mortgage notes and other debt. As a result of these transactions, the Company recognized gains on early extinguishments of debt totaling $7,783, recorded in Other income, net, in the consolidated statement of operations.

     In May 2002, the Company’s French subsidiary satisfied $113,500 of debt associated with the financial restructuring of the Company’s French subsidiary with non-cash French financial assets. On June 1, 2002, substantially all of the holders of the 7.00% notes due 2015 (putable 2002) presented the notes for payment pursuant to the terms of the embedded put options. The Company paid the holders in accordance with the terms of the agreement.

Additional Debt Disclosures

     The Company’s consolidated debt had a weighted average interest rate of 6.95% at December 31, 2003, compared to 6.87% at December 31, 2002. Approximately 99% of the total debt had a fixed interest rate at December 31, 2003 and 2002.

     Cash interest payments for the three years ended December 31, 2003, were as follows:

2003	$136,691
2002	158,585
2001	218,429

     At December 31, 2003 and 2002, respectively, the Company had deposited $95,325 and $23,592 in restricted interest-bearing accounts that were held as security for various credit instruments, which were included in Deferred charges and other assets in the consolidated balance sheet. In addition, the Company had assets of approximately $35,205 and $40,845 pledged as collateral for the mortgage notes and other debt at December 31, 2003 and 2002, respectively. Included in mortgage notes and other debt, the Company had capital lease obligations totaling $25,438 and $26,822 at December 31, 2003, and 2002. Approximately $24,194 of the capital lease obligations reported at December 31, 2003, was related to vehicles in the Company’s France operations.

NOTE TEN

Derivatives

     The Company occasionally participates in hedging activities using a variety of derivative instruments, including interest rate swap agreements, cross-currency swap agreements, and forward exchange contracts. These instruments are used to hedge exposure to risk in the interest rate and foreign exchange rate markets. The Company has documented policies and procedures to monitor and control the use of derivative instruments and executes transactions with a limited group of creditworthy financial institutions. The Company generally does not engage in derivative transactions for speculative or trading purposes, nor is it a party to leveraged derivatives.

     The Company was not a party to any derivative transactions during the year ended December 31, 2003. Subsequent to December 31, 2003, the Company executed certain forward exchange contracts to hedge its net foreign investment in France. The derivative transactions have an aggregate notional value of EUR 240,000 with a corresponding aggregate notional value of $301,719.

     During the year ended December 31, 2002, in connection with the purchase of the 6.30% notes due 2020 (putable 2003), the Company terminated options embedded in the extinguished securities by exchanging them for new options with economically equivalent terms. The initial liability of $16,213 was recorded with the early extinguishment of debt in Accounts payable and accrued liabilities in the consolidated balance sheet and subsequently the Company recognized a charge of $40,787 in Other operating expenses in the consolidated statement of operations. In October 2002, the Company paid $57,000 in full settlement of the options associated with the 6.30% notes due 2020 (putable 2003), thereafter presented as the 6.30% notes due 2003.

     During 2002, the Company hedged a portion of its net foreign investments in the United Kingdom and Europe by engaging in certain forward exchange contracts, having aggregate notional values of GBP 70,000 and EUR 100,000 and a corresponding aggregate notional value of $188,662. These forward exchange contracts were settled during 2002 at a loss of $11,836, which was recorded in the Other comprehensive income (loss) in the consolidated statement of stockholders’ equity.

     In accordance with the accounting proscribed by SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities", and SFAS No. 138, “Accounting for Certain Derivative Transactions and Certain Hedging Activities, an amendment to FASB Statement No. 133", the Company, effective January 1, 2001, recognized a charge reflected as a cumulative effect of an accounting change of $7,601 (net of applicable taxes) or $0.03 per diluted share.

NOTE ELEVEN

Credit Risk and Fair Value of Financial Instruments

Fair Value Estimates

     The fair value estimates of the following financial instruments have been determined using available market information and appropriate valuation methodologies. The carrying values of cash and cash equivalents, trade receivables and trade payables accurately represent the fair values of those instruments due to the short-term nature of the instruments. The fair values of receivables on preneed funeral contracts and cemetery contracts, excluding preneed funeral trust funds and cemetery merchandise and services trust funds (see notes five and six to the consolidated financial statements, respectively) are impracticable to estimate because of the lack of a trading market and the diverse number of individual contracts with varying terms. The carrying value of other notes receivable approximates the fair value, as the Company regularly reviews the loans for impairment. At December 31, 2003 and 2002, other notes receivable, net, included in Other current assets and Deferred charges and other assets in the consolidated balance sheet, totaled $50,546 and $79,724, respectively. In addition, the Company had $0 and $9,615 in outstanding undrawn commitments at December 31, 2003 and 2002, respectively.

     The fair values of the Company’s debt at December 31 were as follows:

	2003	2002
6.3% notes due 2003	$—	$83,953
7.375% notes due April 2004	112,858	110,773
8.375% notes due December 2004	52,194	50,797
6.0% notes due 2005	277,900	364,007
7.2% notes due 2006	157,125	142,500
6.875% notes due 2007	149,573	137,250
6.5% notes due 2008	202,800	179,000
6.75% convertible subordinated notes due 2008, conversion price of $6.92	329,892	302,995
7.7% notes due 2009	387,823	348,912
6.95% amortizing notes due 2010	3,577	39,087
7.875% debentures due 2013	57,157	49,578
Convertible debentures, maturities through 2013, fixed interest rates from 4.75% to 5.5%, conversion prices from $13.02 to $50.00 per share	38,176	34,728
Mortgage notes and other debt, maturities through 2050	60,040	66,341

Total fair value of debt	$1,829,115	$1,909,921

     The fair values of the Company’s long-term, fixed rate and convertible debt securities were estimated using market conditions for those securities or for other securities having similar terms and maturities. Mortgage notes and other debt have been reported at face value because of the diverse terms and conditions and non-trading nature of these notes.

Credit Risk Exposure

     The Company’s cash deposits, some of which exceed insured limits, were distributed among various regional and national banks in the jurisdictions in which the Company operates. In addition, the Company regularly invests excess cash in financial instruments, which are not insured, such as money-market funds and Eurodollar time deposits that are offered by a variety of reputable financial institutions and commercial paper that is offered by corporations with high quality credit ratings. The Company believes that the credit risk associated with such instruments is minimal.

     The Company grants credit in the normal course of business. The credit risk associated with funeral, cemetery and preneed funeral and preneed cemetery receivables due from customers is generally considered minimal because of the diversification of the customers served. Furthermore, bad debts have not been significant relative to the volume of deferred revenues. Customer payments on preneed funeral or preneed cemetery contracts that are either placed into state regulated trusts or used to pay premiums on life insurance contracts generally do not subject the Company to collection risk. Insurance funded contracts are subject to supervision by state insurance departments and are protected in the majority of states by insurance guaranty acts.

NOTE TWELVE

Commitments and Contingencies

Leases

     The Company’s leases principally relate to funeral home facilities, transportation equipment and two aircraft. The majority of the Company’s operating leases contain options to (i) purchase the property at fair value on the exercise date, (ii) purchase the property for a value determined at the inception of the leases, or (iii) renew for the fair rental value at the end of the primary lease term. Rental expense for these leases was $77,133, $89,291, and $92,895 for the years ended December 31, 2003, 2002, and 2001, respectively. In 2002, the Company entered into certain capital leases primarily related to vehicles in its France operations, which constituted approximately $27,748 of the Company’s future minimum lease payments for capital lease obligations at December 31, 2003. The Company also has future minimum lease payments related to operating leases in its France operations of approximately $28,248. As of December 31, 2003, future minimum lease payments for operating and capital leases exceeding one year are as follows:

	Operating	Capital
2004	$50,138	$7,429
2005	38,932	8,348
2006	27,046	5,462
2007	18,575	2,611
2008	11,298	2,195
2009 and thereafter	27,986	3,011

Subtotal	173,975	29,056
Less: Subleases	(3,287)	—

Total	$170,688	29,056

Less: interest on capital leases		(3,618)

Total principal payable on capital leases		$25,438

Purchase Commitments

     The Company has a purchase agreement for its North America operations with a major casket manufacturer, having an original minimum commitment of $750,000 for a six-year period expiring at the end of 2004. The agreement contains provisions for annual price adjustments and provides for a one-year extension period to December 31, 2005 in which the Company is allowed to satisfy any remaining commitment that exists at the end of the original term. During 2003, the Company made minimum purchases of approximately $95,000 under this purchase agreement, and at December 31, 2003, the remaining commitment was for $287,000.

Management, Consulting and Non-Competition Agreements

     The Company has entered into management, employment, consulting and non-competition agreements, generally for five to ten years, with certain officers and employees of the Company and former owners of businesses acquired. The Company has modified several of the above agreements as part of cost rationalization programs (see note eighteen to the consolidated financial statements). During the years ended December 2003, 2002, and 2001, the Company recognized expense of $45,459, $56,571, and $69,802, respectively, related to these agreements. At December 31, 2003, the maximum estimated future cash commitment under agreements with remaining commitment terms was as follows:

2004	$50,110
2005	25,400
2006	18,489
2007	9,778
2008	3,819
2009 and thereafter	7,361

Total	$114,957

Contingent Purchase Obligations

     In connection with certain acquisitions made by the Company’s South America operations, the Company entered into contingent purchase obligations with certain former owners of those businesses. According to the agreements, the Company is required to pay additional consideration between 2003 and 2005, based on the results of operations, as defined. The additional consideration may be paid partially in the Company’s common stock at the discretion of the former owners and is currently estimated to be $53,000, recorded in Other liabilities in the consolidated balance sheet. The Company currently expects to pay amounts related to this contingency in 2005.

Representations and Warranties

     The Company has contingent obligations of $39,123 resulting from the Company’s international asset sales and joint venture transactions. In some cases, the Company has agreed to guarantee certain representations and warranties with such disposition transactions with letters of credit or interest bearing cash investments. The Company has interest bearing cash investments of $13,830 included in Deferred charges and other assets collateralizing these contingent obligations. The Company does not believe it will ultimately be required to fund to third parties any claims against these representations and warranties.

     Subsequent to December 31, 2003, the Company agreed to certain representations and warranties associated with the disposition of its investment in France. The undiscounted amount of the representations and warranties associated with the sale is approximately $36 million and includes indemnifications related to taxes and other obligations.

     The Company also has entered into other representations and warranties associated with North America asset sales that it does not believe are material in nature.

Litigation

     The Company is a party to various litigation matters, investigations and proceedings. For each of its outstanding legal matters, the Company evaluates the merits of the case, its exposure to the matter, possible legal or settlement strategies and the likelihood of an unfavorable outcome. If the Company determines that an unfavorable outcome is probable and can be estimated, it establishes the necessary accruals. Certain insurance policies held by the Company may reduce cash outflows with respect to an adverse outcome of these litigation matters. The Company accrues such insurance recoveries when they become probable of being paid and can be reasonably estimated. The following discussion describes certain litigation and proceedings as of March 12, 2004.

     In Re Service Corporation International; Cause No. H-99-0280; In the United States District Court for the Southern District of Texas, Houston Division (the Consolidated Lawsuit). The Consolidated Lawsuit was filed in January 1999 and includes numerous separate lawsuits that were filed in various United States District Courts in Texas. The Consolidated Lawsuit has been certified as a class action and names as defendants the Company and three of the Company’s current or former executive officers or directors (the Individual Defendants).

     The Consolidated Lawsuit has been brought on behalf of all persons and entities who (i) acquired shares of Company common stock in the merger of a wholly-owned subsidiary of the Company into Equity Corporation International (ECI); (ii) purchased shares of Company common stock in the open market during the period from July 17, 1998 through January 26, 1999 (the Class Period); (iii) purchased Company call options in the open market during the Class Period; (iv) sold Company put options in the open market during the Class Period; (v) held employee stock options in ECI that became options to purchase Company common stock pursuant to the merger; and (vi) held Company employee stock options to purchase Company common stock under a stock plan during the Class Period. Excluded from the class definition categories are the Individual Defendants, the members of their immediate families and all other persons who were directors or executive officers of the Company or its affiliated entities at any time during the Class Period.

     The plaintiffs in the Consolidated Lawsuit allege that defendants violated federal securities laws by making materially false and misleading statements and failing to disclose material information concerning the Company’s preneed funeral business and other financial matters, including in connection with the ECI merger. The Consolidated Lawsuit seeks to recover an unspecified amount of monetary damages. A Motion to Dismiss the Consolidated Lawsuit filed by the Company and the Individual Defendants is pending before the Court. The parties have met on at least two occasions to discuss a possible resolution of this case, but no progress was made. The Company anticipates that another meeting will be held in mid-April 2004 to discuss a possible resolution of this matter. The ultimate outcome of the Consolidated Lawsuit cannot be determined at this time and the Company cannot predict the outcome of any efforts to resolve the case. To the extent the Consolidated Lawsuit is not settled, the Company intends to aggressively defend this lawsuit.

     Several other lawsuits have been filed against the Company, the Individual Defendants and other defendants, including, in the first lawsuit listed below, the Company’s independent auditors, PricewaterhouseCoopers LLP, in Texas state courts by former ECI shareholders, officers and directors. These lawsuits include the following matters:

     No. 2000-63917; Jack T. Hammer v. Service Corporation International, et al.; In the 165th Judicial District Court of Harris County, Texas, filed December 15, 2000 (Hammer matter);

     No. 31820-99-2; Charles Fredrick, Individually, and as a Representative of the Class v. Service Corp. International; In the District Court of Angelina County, Texas, filed February 16, 1999 (Frederick matter).

     These lawsuits allege, among other things, violations of Texas securities law and statutory and common law fraud, and seek unspecified compensatory and exemplary damages. The Hammer matter has been ordered to arbitration; however, the Company is engaged in negotiations to resolve this matter. To the extent these lawsuits are not settled, the Company intends to aggressively defend these lawsuits.

     Thomas G. Conway et al v. Service Corporation International, et al; Cause No. CV-02-2818; In the United States District Court for the Eastern District of New York, filed May 10, 2002 and Demand for Arbitration, No. 13 168 02061 02, before the American Arbitration Association (AAA) (Conway action). The Conway action was filed against the Company and two former officers of the Company who were also former officers of ECI, James P. Hunter III (Hunter) and Jack D. Rottman (Rottman). On August 28, 2002, the Conway plaintiffs filed a Demand for Arbitration and Statement of Claim against the Company, ECI and SCI Delaware Funeral Services, Inc., a subsidiary of the Company (SCI Delaware), in New York City. The American Arbitration Association ruled that the arbitration would be conducted in Houston, Texas. The Conway plaintiffs have indicated that they will refuse to recognize the transfer on the grounds that they contend it is improper to conduct the arbitration in Houston, Texas. The Company, ECI and SCI Delaware have initiated an action in the United States District Court for the Southern District of Texas (the District Court) to compel the Conway plaintiffs to arbitrate their claims in Houston, Texas. The District Court recently entered an order compelling the Conway plaintiffs to arbitrate their claims in Houston, Texas.

     The plaintiffs in the Conway action owned funeral homes in Queens County and Suffolk County, New York, which were sold and merged into a subsidiary of ECI in July 1998. The plaintiffs are also included in the definition of class members in the Consolidated Lawsuit described above. In the Conway action, plaintiffs assert that ECI failed to disclose that ECI was negotiating the merger with the Company in breach of covenants in the agreements between ECI and the plaintiffs. ECI purchased the plaintiffs’ funeral homes with ECI stock and cash, and the plaintiffs’ ECI stock was exchanged for stock in the Company in the merger of January 1999. Plaintiffs allege damages from the loss in value of the Company’s stock from 1999 to the present. The plaintiffs seek to recover compensatory damages alleged at a minimum of $8 million and punitive damages alleged at a minimum of $14 million. The plaintiffs allege that SCI and SCI Delaware are liable as the alleged “successor” entities to ECI. The Company and its subsidiaries believe that the allegations in the Conway action do not provide a basis for recovery of damages on several legal grounds. The Company and its subsidiaries intend to aggressively defend this lawsuit.

     Shareholder Derivative Demand; The Company received a letter dated January 14, 2002, addressed to the Board of Directors, from a law firm stating that it represented a shareholder of the Company. The letter asserts a shareholder derivative demand that the Company take legal action against its directors and officers based upon alleged conduct that is the subject of:

     (1) a putative class action lawsuit filed on December 19, 2001, in Broward County, Florida against the Company and one of its subsidiaries;

     (2) a lawsuit filed against the Company by former employees of the Company in Atlanta, Georgia; and

     (3) certain events described in newspaper articles referred to in the plaintiffs’ consolidated complaint in the Consolidated Lawsuit (described above).

     The Board of Directors responded to the letter by forming a committee of certain independent directors to conduct an inquiry into the allegations in the letter. The committee retained independent counsel to assist it in its inquiry. The letter does not seek a specified amount of legal damages. Based on its investigation, the Committee determined that a lawsuit or derivative proceeding against the directors or officers of SCI is not in the best interest of SCI. The Committee reported its decision to the Executive Committee of the Board of Directors on September 11, 2002.

     Maurice Levie, Derivatively on behalf of Nominal Defendant, Service Corporation International v. R. L. Waltrip, et al and Service Corporation International; No. 2002-42417; In the 164th Judicial District Court of Harris County, Texas, filed August 20, 2002 (Levie action). The Levie action was filed against the Company and the members of its Board of Directors individually as a result of the Shareholder Derivative Demand of January 14, 2002, described above. In response to the filing of the lawsuit, the Company and the individual directors filed an answer denying the allegations in the lawsuit and a motion to dismiss based on the results of the investigation and determination of the Committee in response to the shareholder demand letter. This motion is currently pending before the trial court. The Company and the individual directors intend to aggressively defend this lawsuit.

     Joan Light, Shirley Eisenbert and Carol Prisco v. SCI Funeral Services of Florida, Inc. d/b/a Menorah Gardens & Funeral Chapels, and Service Corporation International; Case No. 01-21376 CA 08; In the Circuit Court of the 17th Judicial Circuit in and for Broward County, Florida, General Jurisdiction Division (Consumer Lawsuit). The Consumer Lawsuit was filed December 19, 2001 and named the Company, a subsidiary and other related entities as defendants. On August 19, 2003, the Court certified a class comprising all persons with burial plots or family members buried at Menorah Gardens & Funeral Chapels in Florida. Excluded from the class definition were persons whose claims had been reduced to judgment or had been settled as of the date of class certification. The defendants appealed the trial court’s order regarding class certification.

     The plaintiffs alleged that defendants had failed to exercise reasonable care in handling remains by secretly: (i) dumping remains in a wooded area; (ii) burying remains in locations other than the ones purchased; (iii) crushing vaults to make room for other vaults; (iv) burying remains on top of the other or head to foot rather than side-by-side; (v) moving remains; and (vi) co-mingling remains.

     The plaintiffs in the Consumer Lawsuit alleged that the above conduct constituted negligence, tortious interference with the handling of dead bodies, infliction of emotional distress, and violation of industry specific state statutes, as well as the state’s Deceptive and Unfair Trade Practices Act. The plaintiffs sought an unspecified amount of compensatory and punitive damages. The Court granted plaintiffs’ motion for leave to amend their complaint to include punitive damages. Plaintiffs also sought equitable/injunctive relief in the form of a permanent injunction requiring defendants to fund a court supervised program that provides for monitoring and studying of the cemetery and any disturbed remains to insure their proper disposition.

     Counsel for plaintiffs in the Consumer Lawsuit also represented individuals who filed numerous separate lawsuits setting forth individual claims similar to those in the Consumer Lawsuit. These lawsuits include Sheldon Cohen, surviving son of Hymen Cohen, deceased v. SCI Funeral Services of Florida, Inc., d/b/a Menorah Gardens & Funeral Chapels and Service Corporation International; Case No. 02014679; In the Circuit Court of the 17th Judicial Circuit in and for Broward County, Florida, and Marian Novins, surviving daughter of Harold Wells deceased v. SCI Funeral Services of Florida, Inc. d/b/a Menorah Gardens & Funeral Chapels, and Service Corporation International; Case No. 0307886; In the Circuit Court of the 17th Judicial Circuit, in and for Broward County, Florida, General Jurisdiction Division.

     Based on consultation with legal counsel, as of September 30, 2003, the Company had accrued approximately $23 million related to these claims. In December 2003, based on developments in the Consumer Lawsuit after the filing of our Form 10-Q for the third quarter of 2003, the Company entered into an agreement in principle to settle the Consumer Lawsuit and the above individual related lawsuits. A settlement agreement pertaining specifically to the Consumer Lawsuit was filed with the court on March 2, 2004 and a motion for preliminary court approval of the settlement agreement was filed on March 3, 2004. A court hearing on this motion is scheduled for March 17, 2004. All claims under the Consumer Lawsuit will be dismissed if final court approval of the settlement is obtained. The terms of the proposed settlement call for the Company to make payments totaling approximately $100 million in settlement of these claims. As of December 31, 2003, the Company had recorded reserves of $100 million relating to this matter. In the fourth quarter of 2003, the Company recognized a receivable of $25 million for expected recoveries under one primary layer of the Company’s insurance coverage related to the litigation.

     On April 21, 2002, additional plaintiffs filed a lawsuit styled Sol Guralnick, Linda Weinr, Joan Nix, Gilda Schwartz, Paul Schwartz, Ann Ferrante, Steve Schwartz, Nancy Backlund, Jamie Osit, Corey King, Marc King, Barbara Feinberg Clark v. SCI Funeral Services of Florida, Inc. d/b/a Menorah Gardens and Funeral Chapels and Service Corporation International; In the Circuit Court in the 15th Judicial Circuit, Palm Beach County, Florida; Case number CA024815AE (Guralnick Lawsuit), making essentially the same allegations as the Consumer Lawsuit with the exception that it does not contain class allegations. In addition to the Guralnick Lawsuit, counsel filed a lawsuit containing cemetery mismanagement allegations styled Diane Wolff, Arlene Benowitz, Michael Wolff, Randee Wolff Blumstein, and Martha Freedberg v. SCI, Funeral Services of Florida, Inc. a Florida corporation d/b/a Menorah Gardens & Funeral Chapels, Service Corporation International, a Texas Corporation, Menorah Partnership, a Florida General Partnership, and Sharon Gardens Limited Partnership, a Florida Limited Partnership; In the Circuit Court in the Fifteenth Judicial Circuit in and for Palm Beach County, Florida, Case No. 2003CA013025 (Wolff Lawsuit).

     The Company intends to continue its investigation and to aggressively defend itself in the Guralnick and Wolff Lawsuits, as well as continue to cooperate with state officials in resolving the issues presented.

     In addition, on May 21, 2003, the Special Assistant State Attorney for Palm Beach County, Florida, filed criminal charges against the Company, a Florida subsidiary and certain individuals. The criminal charges involve allegations of misconduct by the Company and its Florida subsidiary, including allegations similar to those in the Florida litigation. In February 2004, the Company negotiated a plea arrangement with the Special Assistant State Attorney for Palm Beach County to resolve the criminal charges; however, the court rejected the plea arrangement. The Company intends to continue to seek a resolution to this matter and, to the extent it is not settled, the Company will vigorously defend its interests in this matter.

     Edgar Neufeld v. Service Corporation International, et.al,; Cause No. CV-S-03-1561-HDM-PAL; In the United States District Court for the District of Nevada, filed December 12, 2003; and Rujira Srisythemp v. Service Corporation International, et. al.; Cause No. CV-S-03-1392-LDG-LRL; In the United States District for the District of Nevada, filed November 10, 2003, (collectively, the Nevada actions). The Nevada actions were filed in connection with the circumstances surrounding the Consumer Lawsuit. The plaintiffs in the Nevada actions allege that the Company failed to disclose, or falsely stated, material information relating to the circumstances surrounding the Consumer Lawsuit. Since the Nevada actions are in their preliminary stages, no discovery has occurred, and the Company cannot quantify its ultimate liability, if any, for the payment of damages. The Company intends to aggressively defend itself in the Nevada actions.

     Joshua Ackerman v. Service Corporation International, et. al.; Cause No. 04-CV-20114; In the United States District Court for the Southern District of Florida court, filed January 15, 2004 (Miami action). The Miami action was filed in connection with the circumstances surrounding the Consumer Lawsuit and is similar to the Nevada actions. The plaintiffs in the Miami action allege that the Company failed to disclose, or falsely stated, material information relating to the circumstances surrounding the Consumer Lawsuit. Since the Miami action is in its preliminary stages, no discovery has occurred, and the Company cannot quantify its ultimate liability, if any, for the payment of damages. The Company intends to aggressively defend itself in the Miami action.

     The Company has substantial face amount of insurance coverage which it believes is applicable to these litigation related matters. There are various unresolved coverage issues relative to such insurance, and the Company is currently involved in litigation with certain of its insurance carriers regarding these matters. For that reason, the Company has not accrued an estimated receivable for insurance recoveries other than the $25 million receivable recorded in the fourth quarter of 2003 as described above. Such receivables are recorded when they are probable of being paid and can be reasonably estimated.

     No assurance can be given regarding the ultimate outcome of these proceedings. Certain insurance policies held by the Company may reduce cash outflows with respect to an adverse outcome of these litigation related matters. If an adverse decision in these matters exceeds the insurance coverage or if the insurance coverage is deemed not to apply to these matters or if an insurance carrier is unable to pay, an adverse decision could have a material adverse effect on the Company, its financial condition, results of operations and cash flows.

NOTE THIRTEEN

Stockholders’ Equity

Share Authorization

     The Company is authorized to issue 1,000,000 shares of preferred stock, $1 per share par value. No preferred shares were issued as of December 31, 2003 and 2002. At December 31, 2003 and 2002, respectively, 500,000,000 common shares of $1 par value were authorized. The Company had 302,039,871 and 297,010,237 shares issued and outstanding, net of 2,469,445 and 2,516,396 shares held in treasury at par.

Share Purchase Rights Plan

     The Board of Directors has adopted a preferred share purchase rights plan and has declared a dividend of one preferred share purchase right for each share of common stock outstanding. The rights are exercisable in the event certain investors attempt to acquire 20% or more of the common stock of the Company and entitle the rights holders to purchase certain securities of the Company or the acquiring company. The rights, which are redeemable by the Company for $.01 per right, expire in July 2008 unless extended.

Stock Benefit Plans

     The Company has benefit plans whereby shares of the Company’s common stock may be issued pursuant to the exercise of stock options granted to officers and key employees. The Company’s Amended 1996 Incentive Plan reserves 24,000,000 shares of common stock for outstanding and future awards of stock options, restricted stock and other stock based awards to officers and key employees of the Company. The Company’s 1996 Non-qualified Incentive Plan reserves 8,700,000 shares of common stock for outstanding and future awards of nonqualified stock options to employees who are not officers of the Company.

     The benefit plans allow for options to be granted as either non-qualified or incentive stock options. The options are granted with an exercise price equal to the then current market price of the Company’s common stock. The options are generally exercisable at a rate of 33 1/3% each year unless alternative vesting methods are approved by the Company’s Compensation Committee of the Board of Directors.

     At December 31, 2003 and 2002, respectively, 4,434,123 and 5,005,623 options were outstanding with alternative vesting methods. Under the alternative vesting methods, partial or full accelerated vesting will occur when the price of Company common stock reaches pre-determined prices. If the pre-determined stock prices are not met in the required time period, the options will fully vest in periods ranging from eight to ten years from grant date. At December 31, 2003 and 2002, 7,407,502 and 6,168,833, respectively, were reserved for future option grants under all stock option plans.

     The following tables set forth certain stock option information:

		Weighted average
	Options	exercise price
Outstanding at December 31, 2000	25,293,793	$17.92
Granted	9,083,100	3.98
Exercised	(136,414)	4.32
Canceled	(4,291,215)	21.94

Outstanding at December 31, 2001	29,949,264	13.18
Granted	5,699,100	4.32
Exercised	(42,633)	4.38
Canceled	(5,604,481)	12.51

Outstanding at December 31, 2002	30,001,250	11.63
Granted	0	0
Exercised	(382,295)	3.70
Canceled	(1,303,735)	25.67

Outstanding at December 31, 2003	28,315,220	$10.77

Exercisable at December 31, 2001	12,824,879	$18.72

Exercisable at December 31, 2002	16,194,767	$14.81

Exercisable at December 31, 2003	20,845,928	$10.76

	Options outstanding			Options exercisable
	Number	Weighted-average		Number
Range of	outstanding	remaining	Weighted-average	Exercisable at	Weighted-average
Exercise price	at December 31, 2003	contractual life	Exercise price	December 31, 2003	Exercise price
$ 0.00 — 4.00	8,190,329	4.8	$3.35	5,449,359	$3.34
4.00 — 5.00	3,937,347	2.2	4.40	3,072,331	4.39
5.00 — 10.00	5,765,400	5.1	5.79	3,716,594	6.19
10.00 — 20.00	6,513,447	2.9	16.07	6,483,947	16.07
20.00 — 38.00	3,908,697	1.9	31.24	2,123,697	30.84

$ 0.00 — 38.00	28,315,220	3.7	$10.77	20,845,928	$10.76

     Since all of the Company’s option grants have been at market value on the dates of each grant, the Company has not recognized compensation expense on stock options under its accounting policy using the intrinsic value method.

     Under the Company’s 2001 Stock Plan for Non-Employee Directors, non-employee directors may elect to receive an award of restricted stock annually through the year 2005. The annual award cannot exceed 15,000 shares of common stock per director and vests after one year of service. No shares were issued under this stock plan in 2003. In 2002 and 2001, each non-employee director was awarded 10,000 shares of common stock.

     The Company’s Director Fee Plan allows for compensation to non-employee directors to be partially paid in common stock. In 2003, 2002, and 2001, respectively, 155,560; 45,108; and 36,784 shares of common stock were granted under the Director Fee Plan. Certain directors, as permitted in the plan agreement, have elected to defer the issuance of stock granted under this plan. In 2003, 2002, and 2001, respectively, 60,614; 21,724; and 6,688 shares were reserved for future issuance under this plan.

Accumulated Other Comprehensive Income (Loss)

     The Company’s components of accumulated other comprehensive income (loss) at December 31 are as follows:

	Foreign currency	Minimum pension	Accumulated other
	translation	liability	comprehensive income
	adjustment	adjustment	(loss)
Balance at December 31, 2000	$(224,433)	$(12,724)	$(237,157)
Activity in 2001	(76,403)	(16,629)	(93,032)
Reclassification adjustment for realized loss on foreign currency translation	38,990	—	38,990
Balance at December 31, 2001	(261,846)	(29,353)	(291,199)
Activity in 2002	43,776	(7,202)	36,574
Reclassification adjustment for realized loss on foreign currency translation	47,479	—	47,479
Balance at December 31, 2002	$(170,591)	$(36,555)	$(207,146)
Activity in 2003	92,507	2,956	95,463
Balance at December 31, 2003	$(78,084)	$(33,599)	$(111,683)

     Included in Foreign currency translation adjustment are net gains of $59,877 and an associated deferred tax asset of $59,662 related to the Company’s France operations that were held for sale at December 31, 2003.

     The minimum pension liability adjustment of $33,599 at December 31, 2003 is net of deferred taxes of $21,274.

NOTE FOURTEEN

Retirement Plans

     The Company has a non-contributory, defined benefit pension plan covering approximately 40% of United States employees (US Pension Plan), a supplemental retirement plan for certain current and former key employees (SERP), a supplemental retirement plan for officers and certain key employees (Senior SERP), and a retirement plan for certain non-employee directors (Directors’ Plan). The Company also has established a 401(k) employee savings plan.

     Effective January 1, 2001, the Company curtailed its US Pension Plan, SERP, Senior SERP and Directors’ Plan and recognized a curtailment loss of $3,572 in 2001. As these plans have been frozen, the participants do not earn additional benefit from additional years of service and the Company does not incur new service cost subsequent to 2000.

     Retirement benefits for the US Pension Plan are generally based on years of service and compensation. This contribution is an actuarially determined amount consistent with the funding requirements of the Employee Retirement Income Security Act of 1974. Assets of the pension plan consist primarily of fixed income investments and marketable equity securities.

     Retirement benefits under the SERP are based on years of service and average monthly compensation, reduced by benefits under the pension plan and Social Security. The Senior SERP provides retirement benefits based on years of service and position. The Directors’ Plan provides for an annual benefit to directors following their retirement, based on a vesting schedule.

     Most foreign employees are covered by their respective foreign government mandated or defined contribution plans which are adequately funded and are not considered significant to the financial condition or results of operations of the Company. The plans’ liabilities and their related costs are computed in accordance with the laws of the individual countries and appropriate actuarial practices.

     The components of net periodic benefit cost for the years ended December 31 were as follows:

	2003	2002	2001
Service cost — benefits earned during the period	$—	$—	$5,081
Interest cost on projected benefit obligation	9,897	9,824	14,474
Return on plan assets	(6,808)	(8,539)	(13,569)
Settlement/curtailment charge	352	—	3,572
Amortization of unrecognized transition asset	—	—	(418)
Amortization of prior service cost	183	197	114
Recognized net loss	7,586	4,834	2,826

	$11,210	$6,316	$12,080

     The plans’ funded status at December 31 were as follows (based on valuations as of September 30):

	2003	2002
Change in Benefit Obligation:
Benefit obligation at beginning of year	$142,842	$193,325
Interest cost	9,897	9,824
Settlement charge	(16,145)	(13,325)
Actuarial loss	14,796	3,642
Benefits paid	(6,977)	(6,683)
Effects of dispositions	—	(43,941)

Benefit obligation at end of year	$144,413	$142,842

Change in Plan Assets:
Fair value of plan assets at beginning of year	$77,461	$147,075
Actual return on plan assets	13,263	(10,528)
Employer contributions	6,989	3,214
Settlement charge	(12,692)	(13,325)
Benefits paid	(10,712)	(7,299)
Effects of dispositions	—	(41,676)

Fair value of plan assets at end of year	$74,309	$77,461

Funded status of plan	$(70,105)	$(65,381)
Unrecognized actuarial loss	54,873	59,701
Unrecognized prior service cost	1,173	1,357

Net amount recognized	$(14,059)	$(4,323)

Funding Summary:
Projected benefit obligation	$144,413	$142,842
Accumulated benefit obligation	144,413	$142,842
Fair value of plan assets	$74,309	$77,461
Amounts recognized in the Consolidated Balance Sheet:
Prepaid benefit cost	$—	$—
Accrued benefit liability	(70,105)	(65,381)
Intangible asset	1,173	1,357
Accumulated other comprehensive loss	54,873	59,701

Net amount recognized	$(14,059)	$(4,323)

     The retirement benefits under the SERP, Senior SERP and Directors’ Plan are unfunded obligations of the Company. As of December 31, 2003, the benefit obligation of the SERP, Senior SERP and Directors’ Plan is $33,764; however, the Company purchased various life insurance policies on the participants in the Senior SERP with the intent to use the proceeds or any cash value buildup from such policies to assist in meeting, at least to the extent of such assets, the plan’s funding requirements. The cash surrender value of these insurance policies is $21,952 as of December 31, 2003.

     The change in minimum liability included in Accumulated other comprehensive loss was a decrease of $4,828 in 2003, and an increase of $11,762 in 2002.

     The plans’ weighted-average assumptions used to determine the benefit obligation and net benefit cost were as follows. Due to the curtailment of the plans, the assumed rate of compensation increase is zero.

	2003	2002
Discount rate used to determine obligations	6.25%	7.00%
Assumed rate of return on plan assets	9.00%	9.00%

     The plans weighted-average asset allocations at December 31 by asset category are as follows:

	2003	2002
Fixed income investments	26%	23%
Equity securities	74%	77%

Total	100%	100%

     Equity securities include shares of Company common stock in the amounts of $7,138 (9 percent of plan assets) and $4,394 (6 percent of plan assets) at December 31, 2003 and 2002, respectively. The 9.0% assumed rate of return on plan assets is a result of a high allocation of equity securities within the plan assets.

     The primary investment objective of the plan is to achieve a rate of investment return over time that will allow the plan to achieve a fully funded status, while maintaining prudent investment return volatility levels. The investment manager of the Company recommends an asset allocation strategy of 65% equity and 35% fixed income. Allocations within the equity asset class are divided among large capitalization domestic equity (value and growth styles), small capitalization domestic equity (value and growth styles) and international equity. The large capitalization domestic equity may be further diversified between active and passive (index) management styles. The fixed income allocation is divided between cash and an intermediate-term investment grade bond portfolio. The investment strategy is managed within ranges that are centered at specific allocation targets. The specific allocations within the strategy, as well as the individual asset class ranges are as follows:

Ranges
Large cap equity (value and growth)	35% - 45%
Small gap growth	5% - 15%
International equity	10% - 20%
Fixed income
Core bond	20% - 40%
High yield	0% - 10%
SCI stock	0% - 10%
Money market	0% - 5%

     Benefit payments are expected to be paid by the plan as follows:

2004	$4,120
2005	4,405
2006	4,700
2007	5,108
2008	5,569
Years 2009 thru 2013	$33,709

     The 2001 balances included a defined benefit pension plan for the Company’s United Kingdom operations (UK Plan). In 2002, the Company joint ventured the United Kingdom operations and as such, retirement plans included in 2002 are for U.S. employees only. Discount rates for the U.S. plans were 6.25% and 7.00% in 2003 and 2002, respectively. All plans subject to this disclosure were curtailed effective January 1, 2001.

     Effective January 1, 2004, the Company changed the accounting for gains and losses on its pension plan assets and obligations. The Company will recognize such gains and losses in our consolidated statement of operations in the year such gains and losses are incurred. Prior to January 1, 2004, the Company amortized the difference between actual and expected investment returns and actuarial gains and losses over seven years (except to the extent that settlements with employees required earlier recognition). The

Company believes this change in accounting is preferable as the new method of accounting better reflects the economic nature of the Company’s pension plans and recognizes gains and losses on the pension plan assets and obligations in the year the gains and losses occur. As a result of this accounting change, the Company expects to recognize a charge for the cumulative effect of an accounting change of approximately $55,000 (on a pretax basis) as of January 1, 2004. This amount represents accumulated unrecognized net losses related to the pension plan assets and obligations.

     Pursuant to this accounting change and the infusion of approximately $20,000 to the U.S. pension plan in 2004, the Company intends to rebalance the assets of the plan to reduce the percent invested in equity and fixed income securities and incorporate investments in hedge funds.

     The Company has an employee savings plan that qualifies under section 401(k) of the Internal Revenue Code for the exclusive benefit of its United States employees. Under the plan, participating employees may contribute a portion of their pretax and/or after tax income in accordance with specified guidelines up to a maximum of 50%. The Company then matches a percentage of the employee contributions through contributions of the Company’s common stock. For 2003 and 2002, the Company match was based upon the following:

Years of vesting service	Percentage of deferred compensation
0 – 5 years	75% of the first 6% of deferred compensation
6 – 10 years	110% of the first 6% of deferred compensation
11 or more years	135% of the first 6% of deferred compensation

     The amount of Company matched common stock contributions in 2003, 2002 and 2001 was $17,378, $18,150 and $12,635, respectively.

NOTE FIFTEEN

Segment Reporting

     The Company’s operations are product based and geographically based, and the reportable operating segments presented below include funeral and cemetery operations. The Company’s geographic segments include North America, Europe and Other Foreign. The Company conducts funeral and cemetery operations in its North America and Other foreign segments and conducts funeral operations in its European segment. In the first quarter of 2002, the Company completed a joint venture of its United Kingdom operations, which conducted both funeral and cemetery operations in this European segment.

     In 2002, the Company changed its allocation methodology of overhead costs in North America to be based on funeral and cemetery reporting unit revenues. The change in overhead allocation has not impacted the Company’s consolidated results of operations, financial position or cash flows.

     The Company’s reportable segment information is as follows:

			Reportable
	Funeral	Cemetery	Segments
2003
Revenues from external customers	$1,740,954	$587,471	$2,328,425
Depreciation and amortization	84,292	64,879	149,171
Gross profit	281,875	80,090	361,965
Total assets	3,873,722	3,443,104	7,316,826
Capital expenditures	$69,622	$43,964	$113,586
Operating locations at year end (unaudited)	2,356	469	2,825

	(Restated)
	note 2
2002
Revenues from external customers	$1,680,095	$632,344	$2,312,439
Depreciation and amortization	70,644	74,377	145,021
Gross profit	284,043	77,966	362,009
Total assets	4,036,344	3,337,681	7,374,025
Capital expenditures	$69,940	$17,011	$86,951
Operating locations at year end (unaudited)	2,526	507	3,033

	(Restated)
	note 2
2001
Revenues from external customers	$1,858,020	$630,985	$2,489,005
Depreciation and amortization	142,888	79,326	222,214
Gross profit	263,322	59,463	322,785
Total assets	4,555,396	3,994,814	8,550,210
Capital expenditures	$56,824	$15,533	$72,357
Operating locations at year end (unaudited)	3,210	541	3,751

     The following table reconciles certain reportable segment amounts to the Company’s corresponding consolidated amounts:

	Reportable
	Segments	Corporate	Consolidated
2003
Revenue from external customers	$2,328,425	$—	$2,328,425
Depreciation and amortization	149,171	11,887	161,058
Total assets	7,316,826	408,378	7,725,204
Capital expenditures (1)	113,586	1,977	115,563

	(Restated)
	note 2
2002
Revenue from external customers	$2,312,439	$—	$2,312,439
Depreciation and amortization	145,021	34,712	179,733
Total assets	7,374,025	424,221	7,798,246
Capital expenditures (1)	86,951	12,924	99,875

	(Restated)
	note 2
2001
Revenue from external customers	$2,489,005	$—	$2,489,005
Depreciation and amortization	222,214	19,426	241,640
Total assets	8,550,210	474,744	9,024,954
Capital expenditures (1)	72,357	2,574	74,931

(1)	Consolidated capital expenditures include $0, $27,090 and $11,830 for the years ended December 31, 2003, 2002, and 2001, respectively, for capital leases and purchases of property, plant and equipment, cemetery property, and goodwill of acquired businesses. The 2001 amount relates to assets previously held by the Company’s lending subsidiary exchanged for collateral in bankruptcy proceedings. Excluding these capital expenditures related to acquired businesses the Company had consolidated capital expenditures of $115,563, $72,785 and $63,101 for the years ended December 31, 2003, 2002, and 2001, respectively.

     The following table reconciles gross profits from reportable segments shown above to the Company’s consolidated income (loss) before income taxes and cumulative effects of accounting changes:

	2003	2002	2001
		(Restated)	(Restated)
		note 2	note 2
Gross profit from reportable segments	$361,965	$362,009	$322,785
General and administrative expenses	(178,105)	(89,752)	(70,309)
Gains and impairment (losses) on dispositions, net	49,366	(161,510)	(482,466)
Other operating expenses	(9,004)	(94,910)	(931)

Operating income (loss)	224,222	15,837	(230,921)
Interest expense	(142,735)	(160,872)	(210,857)
Other income	29,732	25,185	23,161

Income (loss) from continuing operations before income taxes and cumulative effects of accounting changes	$111,219	$(119,850)	$(418,617)

     The Company’s geographic segment information was as follows:

	North		Other
	America	Europe	Foreign	Total
2003
Revenues from external customers	$1,706,413	$591,704	$30,308	$2,328,425
Depreciation and amortization	160,358	170	530	161,058
Operating income (loss)	147,569	69,858	6,795	224,222
Gains and impairment (losses) on dispositions, net	51,050	(734)	(950)	49,366
Other operating expenses	(9,004)	—	—	(9,004)
Long-lived assets	4,278,981	367,405	89,477	4,735,863
Operating locations at year end (unaudited)	1,786	1,016	23	2,825

	(Restated)			(Restated)
	note 2			note 2
2002
Revenues from external customers	$1,792,578	$496,409	$23,452	$2,312,439
Depreciation and amortization	170,247	8,943	543	179,733
Operating income (loss)	(43,424)	52,206	7,055	15,837
Gains and impairment (losses) on dispositions, net	(162,870)	941	419	(161,510)
Other operating expenses	(94,910)	—	—	(94,910)
Long-lived assets	4,351,458	255,096	73,120	4,679,674
Operating locations at year end (unaudited)	1,866	1,143	24	3,033

	(Restated)			(Restated)
	note 2			note 2
2001
Revenues from external customers	$1,789,110	$647,714	$52,181	$2,489,005
Depreciation and amortization	192,284	40,614	8,742	241,640
Operating income (loss)	179,289	(317,856)	(92,354)	(230,921)
Gains and impairment (losses) on dispositions, net	(4,805)	(370,775)	(106,886)	(482,466)
Other operating expenses	(931)	—	—	(931)
Long-lived assets	5,034,613	718,405	(350,647)	5,402,371
Operating locations at year end (unaudited)	1,999	1,726	26	3,751

     Included in the North American figures above are the following United States amounts:

	2003	2002	2001
		(Restated)	(Restated)
		note 2	note 2
Revenues from external customers	$1,623,437	$1,716,264	$1,709,501
Operating income (loss) (1)	130,325	(56,986)	157,508
Long-lived assets	4,120,455	4,232,672	4,911,741
Operating locations at year end (unaudited)	1,632	1,714	1,842

     Included in the European figures above are the following French amounts:

	2003	2002	2001
Revenues from external customers	$584,636	$473,643	$425,129
Operating income (loss) (1)	68,884	49,207	(100,580)
Long-lived assets	364,570	265,415	317,190
Operating locations at year end (unaudited)	1,002	1,125	1,139

(1)	Operating income (loss) includes $41,036, ($257,907) and ($15,049) in Gains and impairment (losses) on dispositions, net and other operating expenses in the United States and ($734), $2,347 and ($124,844) in France for the years ended December 31, 2003, 2002, and 2001, respectively.

     In March 2004, the Company completed a joint venture transaction of its funeral operations in France and retained a 25% minority interest equity investment in the acquiring entity. The Company will account for its 25% ownership of France using the equity method of accounting in 2004.

     During 2003 and 2002, the Company divested of certain North America and international funeral service locations and cemeteries not considered part of its core operations. These divested operations do not qualify as discontinued operations under SFAS 144 because either the divested operations were held for sale in accordance with previous accounting pronouncements related to dispositions or they do not meet the criteria as defined in SFAS 144. Summary operating results of the Company’s divested operations are as follows.

	North America		Europe
	2003	2002	2003	2002
		(Restated)
		note 2
Revenues:
Funeral	$12,234	$42,441	$—	$14,284
Cemetery	4,421	18,867	—	2,190

	$16,655	$61,308	$—	$16,474

Gross profits (loss):
Funeral	$(3,686)	$(1,544)	$—	$3,358
Cemetery	(1,005)	2,422	—	740

	$(4,691)	$878	$—	$4,098

	Total
	2003	2002
		(Restated)
		note 2
Revenues:
Funeral	$12,234	$56,725
Cemetery	4,421	21,057

	$16,655	$77,782

Gross profits (loss):
Funeral	$(3,686)	$1,814
Cemetery	(1,005)	3,162

	$(4,691)	$4,976

NOTE SIXTEEN

Supplementary Information

     The detail of certain balance sheet accounts was as follows:

	December 31,
	2003	2002
Cash and cash equivalents:
Cash	$41,153	$35,338
Commercial paper and temporary investments	198,278	165,287

	$239,431	$200,625

Other current assets:
Deferred tax asset and income tax receivable	$37,200	$113,981
Prepaid insurance	14,983	7,019
Other	8,963	5,203

	$61,146	$126,203

	December 31,
	2003	2002
		(Restated)
		note 2
Inventories:
Caskets, vaults, urns, markers and bases	$95,452	$93,369
Developed land, lawn crypts and mausoleums	41,355	43,297

	$136,807	$136,666

Cemetery property:
Undeveloped land	$1,267,053	$1,299,034
Developed land, lawn crypts and mausoleums	257,794	268,682

	$1,524,847	$1,567,716

Property, plant and equipment:
Land	$305,756	$271,056
Buildings and improvements	1,232,109	1,176,957
Operating equipment	410,190	378,599
Leasehold improvements	21,278	23,422

	1,969,333	1,850,034
Less: accumulated depreciation	(691,750)	(634,284)

	$1,277,583	$1,215,750

Deferred charges and other assets:
Covenants-not-to-compete, net	$79,150	$83,343
Cemetery deferred selling expense, net	204,943	200,299
Funeral deferred selling expense, net	113,920	105,057
Investments, net	21,872	17,226
Restricted cash	95,325	23,592
Notes receivable, net	50,546	79,724
Other	172,255	202,789

	$738,011	$712,030

     Included in receivables, net is our funeral and cemetery atneed allowances for doubtful accounts of approximately $15,348 and $22,697 at December 31, 2003 and 2002, respectively.

     Included in Notes receivable, net in the consolidated balance sheet is $0 and $3,977 of notes with officers and directors of the Company, and $179 and $1,189 of notes with employees, former officers of the Company, and other related parties at December 31, 2003 and 2002, respectively. Interest rates on notes receivable range from 5% to 15% as of December 31, 2003 and 2002.

	December 31,
	2003	2002
Accounts payable and accrued liabilities:
Accounts payable	$117,500	$129,185
Accrued payroll	63,763	91,836
Special litigation matters	103,150	10,000
Restructuring liability	15,641	27,611
Other accrued liabilities	149,443	97,805

	$449,497	$356,437

Non-Cash Transactions

	Years ended December 31,
	2003	2002	2001
Minimum liability under retirement plans	$(2,956)	$(7,202)	$(16,629)
Debenture conversions to common stock	—	—	5,528
Debt extinguished using common stock	—	—	81,221
Common stock contributions to employee 401(k)	17,378	18,150	12,635
Common stock contributions to cash balance plan	—	—	6,500

NOTE SEVENTEEN

Earnings Per Share

     Basic earnings (loss) per common share (EPS) excludes dilution and is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other obligations to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in our earnings (losses). Because we reported net loses in 2002 and 2001, all potentially dilutive securities were antidilutive and basic and diluted weighted average number of common shares outstanding were the same in those years.

     A reconciliation of the numerators and denominators of the basic and diluted EPS for the three years ended December 31 is presented below:

	2003	2002	2001
	(In thousands, except per share amounts)
		(Restated)	(Restated)
		note 2	note 2
Income (loss) (numerator):
Income (loss) from continuing operations before cumulative effects of accounting changes – basic and diluted	$82,553	$(82,158)	$(463,950)
Income (loss) from discontinued operations, net of tax	2,529	(14,768)	(151,889)
Cumulative effects of accounting changes, net of tax	—	(135,560)	(7,601)
Net income (loss) – basic and diluted	$85,082	$(232,486)	$(623,440)

Shares (denominator):
Shares – basic	299,801	294,533	285,127
Stock options	989	—	—

Shares – diluted	300,790	294,533	285,127

Income (loss) per share from continuing operations before cumulative effects of accounting changes:
Basic	$.28	$(.28)	$(1.63)
Diluted	.28	(.28)	(1.63)

Income (loss) from discontinued operations, net of tax:
Basic	$.00	$(.05)	$(.53)
Diluted	.00	(.05)	(.53)

Cumulative effects of accounting changes, net of tax:
Basic	$—	$(.46)	$(.03)
Diluted	—	(.46)	(.03)

Net income (loss) per share:
Basic	$.28	$(.79)	$(2.19)
Diluted	.28	(.79)	(2.19)

     The computation of diluted earnings per share excludes outstanding stock options and convertible debt in certain periods in which the inclusion of such options and debt would be antidilutive in the periods presented. Total options and convertible debentures that could impact dilutive earnings per share are as follows:

	2003	2002	2001
Antidilutive options	22,097	30,001	29,949
Antidilutive convertible debentures	47,096	51,408	51,763

Total common stock equivalents excluded from computation	69,193	81,409	81,712

NOTE EIGHTEEN

Gains and Impairment (Losses) on Dispositions, Net and Other Operating Expenses

     The Company has incurred various charges related to impairment losses and other operating expenses from 1999 through 2002. Charges included in Gains and impairment (losses) on dispositions, net consists of losses associated with planned divestitures of certain North America and international funeral service and cemetery businesses and reductions in the carrying values of equity investments. As dispositions occur in the normal course of business, gains or losses on the sale of such businesses are recognized in this line item. Additionally, as dispositions occur related to the Company’s ongoing asset sale programs, adjustments are made through this line item to reflect the difference between actual proceeds received from the sale compared to the original estimates.

     Gains and impairments (losses) on dispositions, net consists of the following for the years ended December 31:

	2003	2002	2001
Gains on dispositions	$73,751	$16,396	$52,865
Impairment losses for assets held for sale	(38,447)	(198,069)	(662,579)
Changes to previously estimated impairment losses	14,062	20,163	127,248

	$49,366	$(161,510)	$(482,466)

     The most significant items in 2003 related to the Company selling its equity investments in Australia and Spain for gains of $45,776 and $8,090, respectively. The $177,743 net loss reported in 2002 primarily related to an impairment charge for several funeral and cemetery operations held for sale in North America. The $626,992 net loss reported in 2001 primarily related to foreign impairment charges associated with international businesses held for sale.

     Charges included in Other operating expenses consists of severance costs related to cost rationalization programs and terminated contractual relationships of former employees and executive officers, market value adjustments for certain options associated with the Company’s debt and relieving certain individuals from their consulting and/or covenants-not-to-compete contractual obligations.

     For the year ended December 31, 2003, the Company recorded Other operating expenses of $9,004, primarily consisting of $6,859 of severance costs for former employees. The charges related to 350 employees involuntarily terminated in North America were in accordance with the Company’s post employment severance policies. Any amounts remaining to be paid at December 31, 2003 will be paid in 2004. For the year ended December 31, 2002, the Company recorded $94,910 of Other operating expenses, primarily related to the termination of certain consulting and covenants-not-to-compete contractual obligations and market value adjustments of certain options associated with the Company’s 6.3% notes due 2003. For the year ended December 31, 2001, Other operating expenses of $931 related primarily to the termination of certain covenants-not-to-compete contractual obligations.

     The reserve activity for the years ended December 31, 2003 and 2002 related to the original charge amounts generating the impairment losses and other operating expenses are as follows:

2003 Activity

	Original	Balance at	Utilization for twelve months		Balance at
	charge amount	December 31, 2002	ended December 31, 2003		December 31, 2003
			Cash	Non-cash
First Quarter 1999 Charge	$89,884	$564	$434	$130	$—
Fourth Quarter 1999 Charge	272,544	48,254	7,606	22,366	18,282
2000 Charges	434,415	—	—	—	—
2001 Charges	663,548	3,385	392	(109)	3,102
2002 Charges	292,979	27,990	5,723	(2,128)	24,395

	$1,753,370	$80,193	$14,155	$20,259	$45,779

2002 Activity

	Original	Balance at	Utilization for twelve months		Balance at
	charge amount	December 31, 2001	ended December 31, 2002		December 31, 2002
			Cash	Non-cash
First Quarter 1999 Charge	$89,884	$2,743	$1,326	$853	$564
Fourth Quarter 1999 Charge	272,544	67,517	7,308	11,955	48,254
2000 Charges	434,415	19,011	175	18,836	—
2001 Charges	663,548	15,959	1,682	10,892	3,385
2002 Charges	292,979	—	2,315	262,674	27,990

	$1,753,370	$105,230	$12,806	$305,210	$80,193

     The majority of the remaining balance at December 31, 2003 of these original charge amounts related to actions already taken by the Company associated with severance costs and terminated consulting and/or covenant-not-to-compete contractual obligations, which will be paid by 2012. Of the $45,779 remaining liability at December 31, 2003, $16,298 is included in Accounts payable and accrued liabilities and $29,481 is included in Other liabilities in the consolidated balance sheet based on the expected timing of payments.

NOTE NINETEEN

Discontinued Operations

Insurance Operations

     In the fourth quarter of 2001, the Company recognized in income from discounted operations the partial release of a contingent liability associated with the 2000 sale of its insurance operations.

     Summary operating results of discontinued operations for insurance operations:

Twelve months ended
December 31,
2001
Revenues	$—
Cost and expenses	2,637

Income from discontinued operations before income taxes	2,637
Provision for income taxes	(936)

Income from discontinued operations	$1,701

Argentina and Uruguay Operations

     In 1999, the Company began an initiative to identify and address non-strategic or underperforming businesses. As a result of the assessment, the Company committed to a plan during the second quarter of 2004, to divest the existing funeral and cemetery operations in Argentina and Uruguay. The Company is actively marketing these operations. The Company plans to have no continuing interest in these operations subsequent to disposal of the Argentina and Uruguay businesses. Therefore, these operations are classified as discontinued operations for all periods presented.

     The results of the Company’s discontinued operations for the years ended December 31, 2003, 2002 and 2001, respectively, were as follows:

	Years ended December 31,
	2003	2002	2001
Revenues	$13,226	$11,180	$29,289
Gains and impairment (losses) on dispositions, net	984	(16,233)	(144,526)
Other costs and expenses	(11,096)	(9,267)	(35,700)

Income (loss) from discontinued operations before income taxes	3,114	(14,320)	(150,937)
Provision for income taxes	585	448	2,653

Income (loss) from discontinued operations	$2,529	$(14,768)	$(153,590)

     Net liabilities of discontinued operations at December 31, 2003 and 2002 were as follows:

	December 31,
	2003	2002
Assets:
Receivables, net of allowances	$4,096	$3,604
Other current assets	2,005	1,043
Preneed cemetery receivables and trust investments	1,601	2,365
Property, plant and equipment, at cost, net	376	99
Deferred charges and other assets	1,240	54

Total assets	9,318	7,165

Liabilities:
Accounts payable	1,107	1,037
Accrued liabilities and other current liabilities.	6,493	5,254
Long-term debt	9,694	10,415
Deferred income taxes	13,026	9,210
Other liabilities and deferred credits	31,210	31,472

Total liabilities	61,530	57,388

Net liabilities of discontinued operations	52,212	50,223
Foreign currency translation	(71,001)	(69,233)

	$18,789	$19,010

NOTE TWENTY

Subsequent Events

     Subsequent to December 31, 2003, the Company completed of a joint venture transaction of its funeral operations in France. The joint venture transaction was consummated with an enterprise value of the French business of EUR 300 million. In addition to maintaining a 25% share of the total equity capital of the newly formed equity, the Company received net cash proceeds of EUR 243 million, prior to transaction costs, and a note receivable in the amount of EUR 10 million.

     At December 31, 2003, the net assets of France were as follows:

Current assets	$170,348
Non-current assets	1,890,260

Total assets	2,060,608

Total current liabilities	137,317
Long term liabilities	1,607,365

Total liabilities	1,744,682

Net assets	$315,926

     On June 22, 2004, the Company committed to a plan to dispose of its operations in Argentina and Uruguay. As a result, these operations have been classified as discontinued operations for all periods presented. For additional information, see note nineteen.

NOTE TWENTY-ONE

Quarterly Financial Data (Unaudited)

     The Company restated its previously issued financial statements for the fiscal years ended December 31, 2000, 2001 and 2002, the interim quarters of 2000, 2001 and 2002, and the first three quarters of 2003. All applicable amounts relating to these restatements have been reflected in the consolidated financial statements and these notes to the consolidated financial statements. See note two to the consolidated financial statements for further information relating to the restatements.

	First Quarter		Second Quarter		Third Quarter		Fourth Quarter
		As		As		As		As
	As	Restated	As	Restated	As	Restated	As	Restated
	Reported	(note 2)	Reported	(note 2)	Reported	(note 2)	Reported	(note 2)
2003
Revenues	$577,411	$578,826	$582,694	$584,050	$567,357	$566,461	$603,387	$599,088
Costs and expenses	465,422	463,868	489,579	489,418	499,789	497,515	524,391	515,659
Gross profits	111,989	114,958	93,115	94,632	67,568	68,946	78,996	83,429
Operating income (loss)	99,911	102,881	52,654	54,171	13,341	14,719	48,018	52,451
Income (loss) from continuing operations before income taxes and cumulative effects of accounting changes	67,143	70,112	19,565	21,082	(10,100)	(8,722)	24,314	28,747
Provision (benefit) for income taxes	24,986	26,138	6,420	7,008	(3,865)	(3,331)	(2,867)	(1,149)
Net income (loss)	42,269	44,086	14,379	15,308	(5,576)	(4,732)	27,705	30,420
Earning per share:
Basic — EPS	.14	.15	.05	.05	(.02)	(.02)	.09	.10
Diluted — EPS	.13	.14	.05	.05	(.02)	(.02)	.09	.10
2002
Revenues	$597,811	$596,940	$580,703	$580,374	$558,022	$551,120	$585,713	$584,005
Costs and expenses	478,726	476,161	489,822	487,951	482,850	479,997	507,852	506,321
Gross profits	119,085	120,779	90,881	92,423	75,172	71,123	77,861	77,684
Operating income (loss)	100,442	102,136	(140,989)	(139,447)	27,467	23,418	29,907	29,730
Income (loss) from continuing operations before income taxes and cumulative effects of accounting changes	64,133	65,827	(184,475)	(182,933)	6,660	2,611	(5,178)	(5,355)
Provision (benefit) for income taxes	18,138	18,795	(52,931)	(52,333)	2,479	909	(4,994)	(5,063)
Net (loss) income	(88,711)	(87,674)	(143,015)	(142,071)	4,061	1,582	(4,215)	(4,323)
Earning per share:
Basic – EPS	(.30)	(.30)	(.49)	(.48)	.01	.01	(.01)	(.01)
Diluted – EPS	(.25)	(.24)	(.49)	(.48)	.01	.01	(.01)	(.01)
2001
Revenues	$673,758	$667,634	$614,851	$607,029	$578,566	$551,821	$670,973	$662,521
Costs and expenses	562,500	561,308	527,304	525,621	510,228	505,925	573,450	573,366
Gross profits	111,258	106,326	87,547	81,408	68,338	45,896	97,523	89,155
Operating income (loss)	67,750	62,818	49,445	43,306	50,647	28,205	(356,882)	(365,250)
Income (loss) from continuing operations before income taxes and cumulative effects of accounting changes	18,039	13,107	(143)	(6,282)	6,525	(15,917)	(401,157)	(409,525)
Provision (benefit) for income taxes	9,678	7,766	9,424	7,044	1,090	(7,611)	41,378	38,134
Net income (loss)	265	(2,755)	(10,585)	(14,344)	4,281	(9,460)	(591,757)	(596,881)
Earning per share:
Basic – EPS	.00	(.01)	(.04)	(.05)	.01	(.03)	(2.03)	(2.05)
Diluted – EPS	.00	(.01)	(.04)	(.05)	.01	(.03)	(2.03)	(2.05)
2000
Revenues	$678,489	$686,560	$630,419	$635,499	$609,148	$614,774	$631,699	$632,705
Costs and expenses	561,693	564,274	559,639	562,077	538,419	541,113	556,637	559,066
Gross profits	116,796	122,286	70,780	73,422	70,729	73,661	75,062	73,639
Operating income (loss)	96,683	102,173	37,765	40,407	50,688	53,620	(432,301)	(433,724)
Income (loss) from continuing operations before income taxes and cumulative effects of accounting changes	41,974	47,464	(3,655)	(1,013)	(16,640)	(13,708)	(497,253)	(498,676)
Provision (benefit) for income taxes	14,299	16,428	(1,315)	(291)	(4,252)	(3,115)	(90,022)	(90,574)
Cumulative effect of accounting change	(913,599)	(870,368)	—	—	—	—	—	—
Net income (loss)	(876,641)	(830,049)	4,556	6,174	(49,626)	(47,831)	(421,540)	(422,411)
Earning per share:
Basic — EPS	(3.22)	(3.05)	.02	.02	(.18)	(.18)	(1.55)	(1.55)
Diluted — EPS	(3.21)	(3.03)	.02	.02	(.18)	(.18)	(1.55)	(1.55)

SERVICE CORPORATION INTERNATIONAL

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS
Three Years Ended December 31, 2003

	Balance at	Charged (credited)	Charged (credited)		Balance
	beginning	to Costs and	to other		at end of
Description	of period	Expenses	accounts(2)	Write Offs(1)	Period
Current Provision:
Allowance for doubtful accounts:
Year ended December 31, 2003	$22,697	$7,627	$(719)	$(14,256)	$15,349
Year ended December 31, 2002	42,439	2,710	(2,179)	(20,273)	22,697
Year ended December 31, 2001	66,591	(7,931)	2,774	(18,995)	42,439
Due After One Year:
Allowance for contract cancellation and doubtful accounts:
Year ended December 31, 2003	$29,030	$1,813	$24,675	$(489)	$55,029
Year ended December 31, 2002	(21,984)	45,901	7,311	(2,198)	29,030
Year ended December 31, 2001	(45,573)	16,584	9,509	(2,504)	(21,984)
Preneed Funeral and Preneed Cemetery Asset:
Allowance for contract cancellation and doubtful accounts:
Year ended December 31, 2003	$367,134	$(2,673)	$29,774	$—	$394,235
Year ended December 31, 2002	433,003	(36,253)	(29,616)	—	367,134
Year ended December 31, 2001	444,250	(1,884)	(9,363)	—	433,003
Deferred Preneed Funeral and Cemetery Revenue:
Allowance for contract cancellations:
Year ended December 31, 2003	$(330,559)	$—	$(30,786)	$—	$(361,345)
Year ended December 31, 2002 (as restated, note 2)	(360,175)	—	29,616	—	(330,559)
Year ended December 31, 2001 (as restated, note 2)	(364,744)	—	4,569	—	(360,175)
Deferred Tax Valuation Allowance:
Year ended December 31, 2003	$158,001	$2,646	$(123,479)	$—	$37,168
Year ended December 31, 2002	168,528	(10,527)	—	—	158,001
Year ended December 31, 2001	69,199	99,329	—	—	168,528

(1)	Uncollected receivables written off, net of recoveries.

(2)	Primarily cumulative effect of accounting change and acquisitions and dispositions of operations. 2003 deferred tax valuation allowance was reclassified to other deferred tax liabilities with no change to net deferred income taxes.